Exhibit 10.2

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE TRANCHE 1 TERM LOAN WAS ISSUED WITH, AND THE TRANCHE 2 TERM LOAN (IF ISSUED), IS EXPECTED TO BE ISSUED WITH, “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER OR BENEFICIAL OWNER OF A TRANCHE 1 TERM LOAN, OR TRANCHE 2 TERM LOAN (IF ISSUED), MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR SUCH LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUER AT 880 HARBOUR WAY SOUTH, SUITE 600, ATTENTION: CHIEF FINANCIAL OFFICER, ELIZABETH EBY.

SECOND LIEN CREDIT AGREEMENT
Dated as of February 14, 2024 among
SUNPOWER CORPORATION,
as the Borrower,
CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,
as the Subsidiary Guarantors,
GLAS USA LLC,
as Administrative Agent,
GLAS Americas LLC,
as Collateral Agent
and
THE LENDERS PARTY HERETO

TABLE OF CONTENTS
i

v

Schedules and Exhibits
Schedule 1.01(a) Certain Addresses for Notices
Schedule 1.01(b) Commitments and Applicable Percentage
Schedule 1.01(c) [Reserved]
Schedule 1.01(d) Material Owned Properties
Schedule 2.01 [Reserved]
Schedule 2.03 [Reserved]
Schedule 4.01(t) Non-Recourse Financings
Schedule 5.05 Financial Condition; No Material Adverse Changes
Schedule 5.06 Litigation and Environmental Matters
Schedule 5.07 Compliance with Laws and Agreements
Schedule 5.08 Properties; Intellectual Property
Schedule 5.09 Insurance
Schedule 5.10 Taxes
Schedule 5.11 Pension Plans
Schedule 5.15 Subsidiaries
Schedule 5.16 Necessary Governmental Permits, Licenses and Authorizations and Consents
Schedule 5.20 Material Indebtedness, Liens and Agreements
Schedule 5.28 Labor and Employment Matters
Schedule 6.20 Post-Closing Requirements
Schedule 7.01 Existing Indebtedness; Existing Non-Recourse Indebtedness; Existing Liens; Existing Contingent Liabilities
Schedule 7.05 Existing Investments
Schedule 7.05A Committed Investments
Schedule 7.07 Transactions with Affiliates
Schedule 7.08 Restrictive Agreements
Exhibit A Form of Loan Notice
Exhibit B [Reserved]
Exhibit C [Reserved]
Exhibit D Form of Note
Exhibit E [Reserved]
Exhibit F Form of Security Agreement
Exhibit G Form of Joinder Agreement
Exhibit H Form of Compliance Certificate
Exhibit I [Reserved]
Exhibit J Form of Solvency Certificate
Exhibit K Form of Administrative Questionnaire
Exhibit L Form of Assignment and Assumption
Exhibit M Form of U.S. Tax Compliance Certificates
Exhibit N Form of Perfection Certificate
Exhibit O Form of Notice of Loan Prepayment
Exhibit P Form of Warrant
Exhibit Q [Reserved]
Exhibit R Form of Amendment to Existing First Lien Credit Agreement
Exhibit S Form of Registration Rights Agreement
Exhibit T Form of Cashless Settlement Letter

SECOND LIEN CREDIT AGREEMENT
This SECOND LIEN CREDIT AGREEMENT is entered into as of February 14, 2024, among SUNPOWER CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto and GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, as Administrative Agent, and GLAS Americas LLC, a limited liability company organized and existing under the laws of the State of the State of New York, as Collateral Agent.
PRELIMINARY STATEMENTS:
WHEREAS, the Loan Parties have requested that the Lenders make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $175,463,390.39;
WHEREAS, the Lenders have agreed to make such Loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein;
WHEREAS, a certain Lender is a revolving lender (the “Existing First Lien Revolving Lenders”) under the First Lien Credit Agreement as in effect immediately prior to the Closing Date (the “Existing First Lien Credit Agreement”);
WHEREAS, at the Loan Parties’ request, the Existing First Lien Revolving Lender has agreed to exchange an aggregate amount equal to $45,000,000 of principal of revolving loans plus all interest accrued thereunder held by such Existing First Lien Revolving Lender under the Existing First Lien Credit Agreement (as in effect immediately prior to the Closing Date) (the “Existing First Lien Revolving Loan Obligations”) pursuant to the cashless settlement and exchange mechanism set forth in the Cashless Settlement Letter for an equal aggregate principal amount of Tranche 1 Term Loans on the Closing Date; and
WHEREAS, the provisions of this Agreement and the other Loan Documents and the First Lien Credit Agreement and the other First Lien Loan Documents are (as between the Secured Parties and the “Secured Parties” as defined in the First Lien Credit Agreement) subject to the provisions of the Intercreditor Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Additional Convertible Debt” means any unsecured Indebtedness of the Borrower that is convertible into shares of common Equity Interests of the Borrower (or other securities or Property following a merger event, reclassification or other change of the common Equity Interests of the Borrower, as applicable), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common Equity Interests or such other securities or Property, as applicable), and cash in lieu of fractional shares of common Equity Interests of the Borrower.
“Additional Mortgage” has the meaning set forth in Section 6.13(a).

“Additional Tax Equity Financing” means a certain tax equity financing transaction described to the Administrative Agent prior to the Closing Date.
“Additional Tax Equity Financing Date” means the first date on which Additional Tax Equity Financing and the commitments thereunder have become effective.
“Adjusted Consolidated Net Tangible Assets” means, as of any date of determination, Consolidated Total Assets, except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP) minus (a) applicable depreciation, amortization and other valuation reserves, (b) all current liabilities of the Borrower and its Restricted Subsidiaries (excluding intercompany items) and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of the Borrower and its Restricted Subsidiaries, all as set forth on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries most recently delivered (or required to be delivered) pursuant to Section 6.01(a) or 6.01(b), as applicable (as adjusted for the Borrower and its Restricted Subsidiaries as per the information set forth in the certificate delivered concurrently with such balance sheet under Section 6.01(j)), in each case, determined on a Pro Forma Basis after giving effect to any Material Acquisitions or Material Dispositions permitted hereunder or by the other Loan Documents.
“Administrative Agent” means GLAS USA LLC, a limited liability company organized and existing under the laws of the State of New Jersey, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit K or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Financials” means, collectively, the following financial statements of the Borrower: (a) audited financial statements included in the Borrower’s Annual Report on Form 10-K for the period ended January 1, 2023; (b) unaudited financial statements included in the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023; and (c) unaudited financial statements included in the Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2023.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
“Affiliation Agreement” means that certain Affiliation Agreement by and between Total Gas & Power USA, SAS and SunPower Corporation, dated April 28, 2011, as amended by Amendment No. 1 dated June 7, 2011, Amendment No. 2 dated December 23, 2011, Amendment No. 3 dated February 28, 2012, Amendment No. 4 dated August 20, 2012, Amendment No. 5 dated April 29, 2021, Amendment No. 6 dated October 29, 2021 and as amended as of the date hereof.
“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Percentage” means in respect of the Facility, with respect to any Lender at any time, the percentage (carried out to the ninth (9th) decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, such Lender’s remaining Commitment at such time plus the outstanding principal amount (including any PIK Interest that has been capitalized and added to the outstanding principal amount of the Loan) of such Lender’s Loans at such time. If the Commitments of all the Lenders have expired or have been terminated at such time (and, in the case of the Facility, there are no Loans outstanding at such time), whether pursuant to Section 8.02 or otherwise, then the Applicable Percentage of each Lender in respect of the Facility at such time shall be determined based on the Applicable Percentage of such Lender in respect of the Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender in respect of each Facility as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Premium” means, as of the date of the occurrence of an Applicable Premium Trigger Event:
(a) during the period of time from and after the Closing Date up to (and including) the date that is the 90 day anniversary of the Closing Date, zero (0);
(b) during the period of time from and after the 91 day anniversary of the Closing Date up to (but not including) the date that is the twenty-four (24) month anniversary of the Closing Date, an amount equal to the Make-Whole Amount;
(c) during the period of time from and after the twenty-four (24) month anniversary of the Closing Date up to (but not including) the date that is the thirty-six (36) month anniversary of the Closing Date, an amount equal to 3.00% (three percent) of the principal amount of the Loans prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b) or (c) of the definition thereof, deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders;
(d) during the period of time from and after the thirty-six (36) month anniversary of the Closing Date up to (but not including) the date that is the forty-eight (48) month anniversary of the Closing Date, an amount equal to 2.00% (two percent) of the principal amount of the Loans prepaid (or in the case of an Applicable Premium Trigger Event occurring under clauses (b) or (c) of the definition thereof, deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders; and
(e) from and after the forty-eight (48) month anniversary of the Closing Date, zero.
“Applicable Premium Trigger Event” means,

(a) any prepayment by any Loan Party of all, or any part, of the principal balance of any Loan for any reason (including, but not limited to, any optional prepayment or applicable mandatory prepayment and any refinancing or replacement thereof), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any case or other proceeding by any Loan Party seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or such Loan Party shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or such Loan Party shall make a general assignment for the benefit of creditors, or formally admits in writing its inability or shall fail generally to pay its debts as they become due, or such Loan Party shall take any corporate action to authorize any of the foregoing (any of the forgoing items set forth in this clause (ii), an “Insolvency Proceeding”), and notwithstanding any acceleration (for any reason) of the Loans;
(b) the acceleration of the Loans for any reason, including as a result of the commencement of an Insolvency Proceeding; or
(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Loans in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Loans.
For purposes of the definition of the term Applicable Premium, if an Applicable Premium Trigger Event occurs under clause (b) or (c), the entire outstanding principal amount of the Loan shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit L or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Financing Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited consolidated balance sheets and statements of operations, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries, as of and for each of the fiscal years ended January 2, 2022, and January 1, 2023, in each case, that have been publicly filed by the Borrower with the SEC.
“Availability Period” means the period from and including the Closing Date to the earliest of (i) the date that is the first anniversary of the Closing Date, (ii) the date of termination of the Tranche 2 Term Loan Commitments pursuant to Section 2.06, and (iii) the date of termination of the Tranche 2 Term Loan Commitments pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning set forth in the introductory paragraph hereto.
“Borrower Materials” has the meaning set forth in Section 6.01.
“Borrowing” means a borrowing consisting of simultaneous Loans having the same interest period made by each of the Lenders pursuant to Section 2.01.
“Budget” means the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 6.01(m).
“Budget Reporting Period” means the period beginning on the Second Amendment Effective Date through the Saturday immediately prior to the delivery of the applicable Budget Variance Report.
“Budget Variance Report” means, until the Reporting Reversion Date, (x) prior to Additional Tax Equity Financing Date, a weekly variance report delivered every week and (y) thereafter, a biweekly variance report delivered every two weeks, in each case prepared by a Responsible Officer of the Borrower, comparing for each applicable Budget Reporting Period the actual results against anticipated results under the applicable Budget(s), on a line item basis and in the same level of detail set forth in the Budget(s), together with such other information as the

Administrative Agent or the Required Lenders may reasonably request, in each case in form consistent with that delivered prior to the Closing Date.
“Budget Variance Reporting Date” has the meaning assigned to such term in Section 6.01(n).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Cash Equivalents” means, as of any date of determination, any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Permitted Liens) at such time:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (B) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (C) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;
(d)    marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 365 days from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and
(e)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.
“Cashless Settlement Letter” means that certain Debt Cashless Settlement and Exchange Agreement dated as of the date hereof by and among the Borrower, the Subsidiary Guarantors, Sol Holding, LLC as existing first lien revolving lender and exchanging lender, the First Lien Administrative Agent, the lenders under the First Lien Credit Agreement and the Administrative Agent, substantially in the form of Exhibit T.
“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than one or more Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)    a “change of control” or any comparable term under, and as defined in, the definitive documentation governing any Material Indebtedness of the Borrower and its Restricted Subsidiaries shall have occurred; or
(c)    the sale or transfer of all or substantially all assets of the Borrower.
“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied (or waived in accordance with Section 11.01).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” or functionally equivalent terms referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Agent” means GLAS Americas LLC, a limited liability company organized and existing under the laws of the State of the State of New York in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
“Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, each intellectual property security agreement, each mortgage, each of the collateral assignments, security agreements, pledge agreements, account control agreements (including the Control Agreements delivered to the Collateral Agent pursuant to Section 6.18) or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means (a) the Tranche 1 Term Loan Commitment, and (b) the Tranche 2 Term Loan Commitment, as applicable. The aggregate Commitment of all of the Lenders on the Closing Date is $175,463,390.39.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Competitor” means any Person that (a) participates in its ordinary course of business in the solar technology and energy services businesses, including, without limitation, installation, financing, and direct consumer lending services in connection therewith and is identified as a competitor in writing by the Borrower to the Administrative Agent from time to time or (b) is an Affiliate (other than any Affiliate that is a bona fide debt fund or other financial institution that makes loans in the ordinary course of business) of a Person described in the foregoing clause (a) that is clearly identifiable as such solely by name.
“Compliance Certificate” means a certificate signed by a Responsible Officer, in substantially the form of Exhibit H annexed hereto, (a) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with Section 7.10, (c) if there have been any changes to the information set forth on Schedule 5.15 since the most recently delivered Compliance Certificate, setting forth any such changes, (d) setting forth in reasonable detail all adjustments to the consolidated financial statements of the Borrower and its consolidated Subsidiaries and adjustments described in Section 6.01(j) that are necessary to reflect the exclusion of Unrestricted Subsidiaries from the financial covenant calculations set forth therein, and (e) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 6.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
“Consolidated Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated Net Tangible Assets to (b) the outstanding principal amount of the Revolving Loans and Term Loans (each as defined in the First Lien Credit Agreement), in each case, as of such date of determination.
“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus
(a)    the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(i)    Consolidated Net Interest Charges for such period;
(ii)    the provision for federal, state, local and foreign income taxes payable for such period;
(iii)     depreciation and amortization expense for such period;
(iv)     Non-Cash Charges for such period;
(v)    cash restructuring charges and extraordinary or non-recurring expenses or charges during such period;
(vi)    (A) Transaction Costs in connection with the transactions occurring on the Closing Date, this Agreement and the Facilities and (B) fees, costs, charges, expenses and other Transaction Costs not addressed by the foregoing clause (vi)(A);
(vii)     losses from sales or other Dispositions of assets (other than sales or other Dispositions in the ordinary course of business) for such period and other extraordinary or non- recurring losses for such period;
(viii)    (A) any charge incurred in connection with a Permitted Acquisition attributable to the undertaking or implementation of restructurings, cost savings initiatives, cost rationalization programs, operating expense reductions or synergies within twelve (12) months after the consummation of such Permitted Acquisition and (B) the amount of “run rate” cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is twelve (12) months after the consummation of any Permitted Acquisition (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings are reasonably identifiable, factually supportable and disclosed in reasonable detail to the Administrative Agent, (2) such cost-savings are commenced within twelve (12) months of the date thereof in connection with such actions and (3) no cost savings may be added back pursuant to this clause (viii) to the extent duplicative of any expenses or charges relating thereto that are either included in computing Consolidated Net Income or added back in computing Consolidated EBITDA for such period;
(ix)    losses during such period relating to the commercial and industrial business disposed of in May of 2022; and
(x)    expenses or charges during such period that were incurred on or prior to March 31, 2022 and that are related to cracking issues that developed in certain factory-installed connectors within certain third-party commercial equipment supplied for “light commercial value-added reseller” and “commercial & industrial solutions” systems;
minus
(b)    the following to the extent included in calculating such Consolidated Net Income, without duplication:

(i)    gains from sales or other Dispositions of assets (other than sales or other Dispositions in the ordinary course of business) and other extraordinary or non-recurring gains during such period;
(ii)    Non-Cash Gains for such period; and
(iii)    proceeds received during such period in respect of Casualty Events.
Notwithstanding the foregoing, for any applicable Test Period, the addbacks listed in the foregoing clauses (a)(v), (a)(vi)(B), (a)(vii) and (a)(viii) shall, in the aggregate, be capped at 15% of Consolidated EBITDA (calculated prior to giving effect to such addbacks). For purposes of calculating Consolidated EBITDA for any period during which a Material Acquisition or Material Disposition permitted hereunder or by the other Loan Documents is consummated, Consolidated EBITDA shall be calculated on a Pro Forma Basis for such Material Acquisition or Material Disposition.
“Consolidated First Lien Debt” means the outstanding principal amount of the Revolving Loans and Term Loans (each as defined in the First Lien Credit Agreement).
“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all cash interest, premium payments, debt discount, fees and charges in connection with Indebtedness for borrowed money or evidenced by bonds, notes or indentures (including capitalized interest but excluding pay-in-kind interest) or in connection with the deferred purchase price of assets during such period, in each case, to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense with respect to such period under Financing Lease Obligations that is treated as interest expense in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Net Interest Charges, in each case, for the most recently completed Test Period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period as determined in accordance with GAAP; provided that, Consolidated Net Income shall exclude (a) the net income (but not loss) of any Restricted Subsidiary for such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such period, except to the extent such income is actually paid in cash during such period by such Restricted Subsidiary to the Borrower or another Restricted Subsidiary (or to the extent non-cash dividends or distributions are received and converted into cash by the Borrower or any of its Restricted Subsidiaries during such period) and (b) any income (or loss) for such period of any Person in which the Borrower or any of its Restricted Subsidiaries has an interest that is not a Restricted Subsidiary, except that the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually paid by such Person during such period to the Borrower or any Restricted Subsidiary (or to the extent non-cash dividends or distributions are received and converted into cash by the Borrower or any of its Restricted Subsidiaries during such period) as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower or any other Restricted Subsidiary as described in clause (a) of this proviso).

“Consolidated Net Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, Consolidated Interest Charges for such period minus all interest income of the Borrower and its Restricted Subsidiaries during such period as determined in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, the total property and assets of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries most recently delivered (or required to be delivered) pursuant to Section 6.01(a) or (b), as applicable (as adjusted for the Borrower and its Restricted Subsidiaries as per the information set forth in the certificate delivered concurrently with such balance sheet under Section 6.01(j)), in each case, determined on a Pro Forma Basis after giving effect to any Material Acquisitions or Material Dispositions permitted hereunder or by the other Loan Documents.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound,
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise,
“Controlling” and “Controlled” have meanings correlative thereto. A Person who owns or holds capital stock, beneficial interests or other securities representing ten percent (10%) or more of the Total Voting Power of another Person shall be deemed, for purposes of this Agreement, to “control” such other Person.
“Control Agreement” means, with respect to any deposit or securities account of any Loan Party, a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by such Loan Party, the financial institution at which such account is maintained and the Collateral Agent or the First Lien Collateral Agent (as applicable), as any such agreement may be amended, supplemented or otherwise modified from time to time.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Time Period” has the meaning set forth in Section 2.08(c)(iii).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Default Rate” means a rate per annum equal to two percent (2%) in excess of the PIK Interest Rate.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81,47.2 or 382.1, as applicable.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a direct Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests or payment-in-kind), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are or become convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests, in the case of each of clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the latest Maturity Date of the Facilities at the time of issuance of such Equity Interests (other than (i) following Facilities Termination Date or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject to the prior occurrence of the Facilities Termination Date); provided, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or any of its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or such Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, or legally binding governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to hazardous materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials, air emissions and discharges to publicly owned wastewater treatment systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Cure Contribution” means (a) a new cash capital contribution to the common Qualified Equity Interests of the Borrower or (b) the cash proceeds of an issuance of Qualified Equity Interests by the Borrower, in each case, that are received by the Borrower and (i) in the case of a cash capital contribution, such cash capital contribution is made by one or more holders of the Equity Interests in the Borrower from funds that do not constitute dividends from, or advances, loans or investments made by, the Borrower or any of its Restricted Subsidiaries to such holder and (ii) such cash capital contribution or issuance is designated in writing by the Borrower as an “Equity Cure Contribution” to be used for purposes of an equity cure in accordance with the terms of Section 8.04.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all Equity Rights with respect to such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that “Equity Interests” shall not include at any time (a) Additional Convertible Debt until such Additional Convertible Debt has been converted pursuant to the terms thereof, (b) other debt securities that are or by their terms may be convertible or exchangeable into or for such Equity Interests until such debt securities have been converted or exchanged pursuant to the terms thereof or (c) Permitted Convertible Debt Call Transactions until any Equity Interests have been issued pursuant to the terms thereof.
“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.13(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.13(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.13(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.13(e).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 8.01.
“Exchanged Loans” has the meaning set forth in Section 2.01(a).
“Excluded Account” has the meaning set forth in Section 6.18.
“Excluded Convertible Debt Conditions” has the meaning set forth in Section 7.01(f).
“Excluded Events” has the meaning set forth in Section 7.01(f).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.12 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Sections 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Debt” means Indebtedness of the Borrower and its Restricted Subsidiaries existing as of the Closing Date which is permitted to remain outstanding after the Closing Date under Section 7.01 and is set forth in Part A of Schedule 7.01, including the First Lien Obligations.
“Existing First Lien Credit Agreement” has the meaning set forth in the Preliminary Statements hereto.
“Existing First Lien Revolving Lenders” has the meaning set forth in the Preliminary Statements hereto.
“Existing First Lien Revolving Loan Obligations” has the meaning set forth in the Preliminary Statements hereto.
“Facility” means (a) the Tranche 1 Term Facility, and (b) the Tranche 2 Term Facility.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the termination of the Aggregate Commitments; and (b) the payment in full in cash of all Secured Obligations (other than contingent indemnification obligations).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the Closing

Date (or any amended or successor version described above), and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means that certain Administrative Agent and Collateral Agent Fee Letter, dated as of the date hereof, by and among the Borrower, the Administrative Agent and the Collateral Agent.
“Financing Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases or capitalized leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“First Lien Administrative Agent” means Bank of America, N.A., together with its successors and permitted assigns.
“First Lien Collateral Agent” means Bank of America, N.A., together with its successors and permitted assigns.
“First Lien Credit Agreement” means that certain Credit Agreement, dated as of September 12, 2022, by and among SunPower Corporation, as borrower, the Subsidiary Guarantors, the First Lien Lenders, and Bank of America, as administrative agent, collateral agent, swingline lender and L/C issuer, as amended by that certain First Amendment, dated as of January 26, 2023, the Amendment and Waiver dated as of December 8, 2023, as amended by that certain Third Amendment Agreement dated January 31, 2024 and as further amended from time to time.
“First Lien Lenders” means has the meaning provided to the term “Lenders” in the First Lien Credit Agreement.
“First Lien Loan Documents” has the meaning provided to the term “Loan Documents” in the First Lien Credit Agreement.
“First Lien Obligations” means the First Lien Obligations (as defined in the Intercreditor Agreement) and any First Lien Refinancings (as defined in the Intercreditor Agreement) thereof in accordance with the Intercreditor Agreement; provided that the aggregate amount thereof shall not exceed the First Lien Cap (as defined in the Intercreditor Agreement).
“First Lien Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated First Lien Debt as of such date minus (ii) Unrestricted Cash as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the Equity Interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, (a) the Subsidiary Guarantors and (b) with respect to any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each Joinder Agreement and each other guaranty delivered by a Guarantor pursuant to Section 6.10.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement or rights of offset under such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined in good faith and in a commercially reasonable manner by the counterparties to such Hedging Agreements.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. For the avoidance of doubt, any agreements entered into in connection with a Permitted Convertible Debt Call Transaction will not constitute a Hedging Agreement.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Indebtedness” means, for any Person, without duplication, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) purchase money obligations and other obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses, obligations in respect of earn-outs or purchase price adjustments that are not treated as a liability on the balance sheet of such Person in accordance with GAAP, and deferred taxes incurred and paid, in the ordinary course of business and, in each case, that are not past due for more than ninety (90) days after the date on which such trade account payable was created; (c) all Attributable Indebtedness of such Person; (d) obligations of such Person in respect of Hedging Agreements; (e) obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and or similar instrument issued or accepted by banks and other financial institutions for the account of such Person; (f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the lesser of the amount of such indebtedness and the net book value of the assets so secured; (g) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Interests); and (h) all Guarantees of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 11.04(b).
“Information” has the meaning set forth in Section 11.07(a).
“Initial Budget” has the meaning set forth in the First Lien Credit Agreement.
“Insolvency Proceeding” has the meaning set forth in clause (a) of the definition of Applicable Premium Trigger Event.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Bank of America, N.A., as first lien agent, the Collateral Agent, as second lien agent, the Borrower and each Subsidiary Guarantor, as amended, restated or modified from time to time.
“Interest Payment Date” means each of March 31, June 30, September 30 and December 31.
“Interest Rate” means 13.00% per annum; provided that the interest rate applicable to any PIK Interest shall be 15% per annum (the “PIK Interest Rate”).
“Investment” in any Person means (a) any loan or advance to, purchase or acquisition of Indebtedness of, or Guarantee or assumption of Indebtedness of, or any other credit support to (including by way of issuance of letters of credit for the account of, or in support of any obligations of), such Person, (b) any purchase or other acquisition of any Equity Interests or the assets comprising a division or business unit or a substantial part of all of the business of such Person, (c) any capital contribution to such Person or (d) any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” has the meaning set forth in Section 5.08(c).
“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered in accordance with the provisions of Section 6.10.
“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form. References herein to a “Joint Venture” shall, unless the context requires otherwise, be deemed to be references to a Joint Venture in which the Borrower or any of its Restricted Subsidiaries directly or indirectly owns an Equity Interest.
“Junior Indebtedness” means any Indebtedness that (a) by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Indebtedness) is subordinated in right of payment to the prior payment of the Secured Obligations (as defined in the First Lien Credit Agreement), (b) is unsecured or (c) is secured by Liens that rank junior in priority to the Liens securing the Secured Obligations (as defined in the First Lien Credit Agreement).
“Juniper Financing” means a certain tax equity financing transaction to be provided by HA SunStrong Capital LLC, HASI JUNIPER CAPITAL LENDER 1 LLC, Atlas Securitized Products Holdings, L.P., AP Nebula Solar Holdings (DC), LLC, APO Corp., Hannon Armstrong Sustainable Infrastructure Capital, Inc. and Apollo Global Management, Inc. (collectively, the “Juniper Financing Entities”) and described to the Administrative Agent prior to the Closing Date having total commitments of not less than $280,000,000.
“Juniper LLCA” means the Amended and Restated Limited Liability Company Agreement of Juniper 1 Residential Solar, LLC, a Delaware limited liability company, by and between AP Nebula Solar Holdings (DC), LLC and Juniper 1 Class B Member, LLC.
“Juniper MPA” means the Master Purchase Agreement, to be entered into, by and between Juniper 1 Residential Solar, LLC and Juniper Dev Partners, LLC.
“Juniper Projects” means the “Projects” (as such term is defined under the Juniper LLCA).
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns.
“Lender Party” means collectively, the Administrative Agent and the Lenders.
“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing, and in the case of securities, any purchase option, call or similar right of a third party with respect to such securities).
“Liquidity” means, as of any date of determination, the sum of (a) the total Revolving Commitments (as defined in the First Lien Credit Agreement) as of such date, minus (i) the aggregate principal amount of any Revolving Loans (as defined in the First Lien Credit Agreement) actually borrowed and outstanding as of such date and (ii) the aggregate principal amount of outstanding L/C Obligations (as defined in the First Lien Credit Agreement) as of such date and (b) the aggregate amount of Unrestricted Cash as of such date.
“Loan” means (a) the Tranche 1 Term Loans, and (b) the Tranche 2 Term Loans, as applicable.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) each Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) the Intercreditor Agreement (g) the Cashless Settlement Letter, (h) the Warrant, (i) the Registration Rights Agreement, and (j) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 11.01, “Loan Documents” means this Agreement, each Guaranty, the Warrant, the Registration Rights Agreement and the Collateral Documents.
“Loan Notice” means a notice of (a) a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.
“Loan Purchase Agreement” means that certain Loan Purchase Agreement entered into among certain Subsidiaries of the Borrower and the other parties from time to time party thereto that has been disclosed to the Administrative Agent by the Borrower on or prior to the Closing Date.
“Long Term Business Plan” has the meaning set forth in Section 4.01(u).
“Make-Whole Amount” means, as of any date of determination, an amount equal to (i) the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the principal amount of the Loans paid (or deemed prepaid in the case of an acceleration of the Loans) on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b) and (c) of the definition thereof, the principal amount of the Loans outstanding on such date) from the date of the occurrence of the Applicable Premium Trigger Event until the twenty-four (24) month anniversary of the Closing Date (the “Make-Whole Period”) discounted at the Treasury Rate plus 0.50%, plus (ii) an amount equal to the Applicable Premium that would otherwise be payable as if such Applicable Premium Trigger Event had occurred on the day after the twenty-four

(24) month anniversary of the Closing Date; provided, that, for the purposes of the foregoing calculation, it shall be assumed that during the Make-Whole Period all interest would have been paid in kind and, for the avoidance of doubt, it is understood and agreed that clause (i) of this definition shall include all paid in kind interest.
“Material Acquisition” means any Investment or acquisition (or series of related Investments or acquisitions) made by the Borrower or any of its Restricted Subsidiaries of property (including of Equity Interests) that involves consideration in excess of $10,000,000.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Agreement” has the meaning set forth in Section 5.20(c).
“Material Assets” means any asset (including any intellectual property assets) owned by the Borrower or any of its Restricted Subsidiaries that is, in the reasonable determination of the Borrower, material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and if not owned by the Borrower or any of its Restricted Subsidiaries, would, in the reasonable determination of the Borrower, materially and adversely affect the ability of the Borrower (a) to operate any line of business conducted by the Borrower and its Restricted Subsidiaries, taken as a whole, at such time or (b) to repay the Loans in accordance with the terms of this Agreement.
“Material Disposition” means any sale, transfer or other Disposition made by the Borrower or any of its Restricted Subsidiaries of property (including of Equity Interests) that involves consideration in excess of $10,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans, or, to the extent constituting Indebtedness, any Permitted Project Recourse) of the Borrower or any of its Restricted Subsidiaries, including, without limitation, obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $20,000,000; provided, that it is agreed and understood that the First Lien Obligations shall constitute “Material Indebtedness”. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the Hedge Termination Value of such Hedging Agreement at such time.
“Material Owned Property” means any fee-owned or acquired fee-owned Real Property Asset that has a fair market value in excess of $10,000,000, as reasonably determined in good faith by the Administrative Agent, including those listed on Schedule 1.01(d) hereto from time to time.
“Material Subsidiary” means, as of any date of determination, each domestic Restricted Subsidiary (a) that incurs or guarantees any Material Indebtedness or (b) whose consolidated revenues or Adjusted Consolidated Net Tangible Assets, when taken together with its Restricted Subsidiaries, as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b), were equal to or greater than 2.5% of the consolidated revenues or Adjusted Consolidated Net Tangible Assets, as applicable, of the Borrower and its Restricted Subsidiaries as of such date, determined in accordance with GAAP; provided that, if as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b), the aggregate revenues attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceed 5% of the consolidated revenues or Adjusted Consolidated Net Tangible Assets, as applicable, of the Borrower and its Restricted Subsidiaries as of such date, then the Borrower shall designate in the Compliance Certificate required to be delivered pursuant to Section 6.01(c) for such fiscal quarter or fiscal year, as applicable, one or more Restricted Subsidiaries that are not Material Subsidiaries as Material Subsidiaries as may be necessary to eliminate such excess, and upon the delivery of such Compliance Certificate to the Administrative Agent, such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries until such time as such Restricted Subsidiary ceases to constitute a Material Subsidiary in accordance with this definition.
“Maturity Date” means May 16, 2029; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Loan Party in form reasonably satisfactory to the Administrative Agent and the Borrower, in each case with such changes thereto as may be recommended by the Administrative Agent’s local counsel based on local laws or customary local practices, and at the Administrative Agent’s option, in the case of an additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to the Administrative Agent and the Borrower, adding such additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either cases as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.
“Mortgaged Property” means any Material Owned Property with respect to which the Borrower is required to deliver a Mortgage following the Closing Date pursuant to Section 6.13.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001 (a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Payments” means:
(a)    with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation actually received by the Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents in respect of such Casualty Event, net of (i) reasonable expenses incurred by the Borrower and its Restricted Subsidiaries in connection therewith, (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property, and (iii) any Federal, state, local and foreign income or other Taxes payable by the Borrower and its Restricted Subsidiaries in respect of such Casualty Event;

(b)    with respect to any Disposition, the aggregate amount of all cash and Cash Equivalents actually received by the Borrower and its Restricted Subsidiaries in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (but only as and when received), net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees, expenses and Transaction Costs payable by the Borrower and its Restricted Subsidiaries in connection therewith, (ii) any Federal, state, local and foreign income or other Taxes estimated to be payable by the Borrower and its Restricted Subsidiaries as a result thereof, (iii) any repayments by the Borrower and its Restricted Subsidiaries of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, (iv) any repayments by the Borrower and its Restricted Subsidiaries to minority stockholders if and to the extent permitted hereby and such cash or Cash Equivalents are not available for distribution to, or for the account of, the Borrower or any of its Restricted Subsidiaries as a result thereof, and (v) a reasonable reserve for retained liabilities in accordance with GAAP; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Payments of such event occurring on the date of such reduction;
(c)    with respect to any incurrence of Indebtedness, the aggregate amount of all proceeds constituting cash and Cash Equivalents actually received by the Borrower and its Restricted Subsidiaries therefrom, net of all legal, advisory, underwriting, registration, marketing, filing and similar fees, expenses and Transaction Costs incurred in connection therewith; and
(d)    with respect to any issuance of Equity Interests by the Borrower, the aggregate amount of all cash and Cash Equivalents proceeds actually received by the Borrower and its Restricted Subsidiaries therefrom, net of all legal, advisory, underwriting, registration, marketing, filing and similar fees, expenses and Transaction Costs incurred in connection therewith.
“New Money Loans” has the meaning set forth in Section 2.01(a).
“Non-Cash Charges” means:
(a)    any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP (it being understood and agreed that any impairment charge or asset write-off or write-down of any accounts receivable and inventory shall not be added back to Consolidated EBITDA);
(b)    all losses from Investments recorded using the equity method;
(c)    the non-cash impact of acquisition method accounting;
(d)    non-cash losses attributable to the mark to market movement in the valuation of (i) hedging obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to FASB ASC Topic 815 “Derivatives and Hedging” and (ii) foreign currency translations;
(e)    non-cash losses from Dispositions for such period; and

(f)    other non-cash charges, expenses or charges, including expenses and costs that result from stock based awards, partnership interest based awards and similar incentive-based awards or arrangements.
“Non-Cash Gains” means:
(a)    any impairment charge or asset write-up related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP;
(b)    all gains from Investments recorded using the equity method;
(c)    the non-cash gains of acquisition method accounting;
(d)    non-cash gains attributable to the mark to market movement in the valuation of (i) hedging obligations (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to FASB ASC Topic 815 “Derivatives and Hedging” and (ii) foreign currency translations;
(e)    non-cash gains from Dispositions for such period; and
(f)    other non-cash gains, including gains that result from stock based awards, partnership interest based awards and similar incentive-based awards or arrangements.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, or all Lenders or all affected Lenders in a Facility, as applicable, in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Consolidated Entity” means (a) SunStrong Capital Holdings, each of its Subsidiaries and each other Person, all or any portion of the Equity Interests of which are owned, directly or indirectly, by SunStrong Capital Holdings and (b) each other Person, all or any portion of the Equity Interests of which are owned, directly or indirectly, by the Borrower, that is not a consolidated Subsidiary of the Borrower as set forth in the most recent financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Financings” has the meaning set forth in Section 4.01(t).
“Non-Recourse Indebtedness” means (a) any Indebtedness of any Project Company that is an Unrestricted Subsidiary or Joint Venture set forth in Part B of Schedule 7.01, (b) any other Indebtedness of any Project Company that is an Unrestricted Subsidiary or Joint Venture as to which the holders of such Indebtedness do not have recourse to the Borrower or any of its Restricted Subsidiaries, other than Permitted Project Recourse and (c) any of the foregoing that is extended, renewed, replaced or refinanced from time to time.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit D.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit O or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all advances to, and debts, liabilities, costs, fees, expenses, charges obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including any PIK Interest accrued and capitalized, and any repayment or prepayment premiums and make-whole amounts (including any Applicable Premium)) and Loan Party obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights, in each case to the extent payable under the Loan Documents and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses, fees, premiums, and make-whole amounts (including any Applicable Premium) are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. It is understood and agreed that any Applicable Premium shall be presumed to be the liquidated damages sustained by each Lender as a result of the early termination of the Loans and the Loan Parties agree that such amounts shall constitute Obligations under this Agreement.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means the amount of the aggregate outstanding principal amount of the Loans after giving effect to any Borrowings and prepayments or repayments thereof occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning set forth in Section 11.06(d).
“Participant Register” has the meaning set forth in Section 11.06(d).
“Patriot Act” has the meaning set forth in Section 11.20.
“Payment Recipient” has the meaning assigned to it in Section 9.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431,432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” means a certificate substantially in the form of Exhibit N or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.
“Permitted Acquisition” means the acquisition, by merger, consolidation, amalgamation or otherwise, by the Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets (including any assets constituting a business unit, line of business or division) or at least a majority of the Equity Interests of any Person located in and organized under the laws of the United States or any state thereof, subject to satisfaction of the following conditions:
(a)    the business or assets so acquired shall be located in the United States and in the same or a substantially similar line of business as that of the Loan Parties;
(b)    both immediately prior to and after giving effect to such Permitted Acquisition on a Pro Forma Basis, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 (and if tested prior to the date on which the compliance certificate for the fiscal quarter ending on or about March 31, 2025 has been delivered, assuming that the financial covenants set forth in Section 7.10 applicable to the fiscal quarter ending on or about March 31, 2025 were then in effect);
(c)    in connection with such Permitted Acquisition, the Borrower shall, and shall cause its Restricted Subsidiaries, to deliver to the Administrative Agent (i) a copy of the purchase agreement (including all schedules and exhibits thereto) pursuant to which such Permitted Acquisition will be consummated, (ii) a Compliance Certificate calculating compliance (as of the last day of the then most recently ended fiscal quarter) with the requirements of clause (b) above on a Pro Forma Basis and (iii) to the extent received by the Borrower or its Restricted Subsidiaries, financial statements of the entity whose assets are being acquired or that is otherwise the subject of such Permitted Acquisition; and

(d)    immediately prior to such Permitted Acquisition and after giving effect to such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower (a) shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), (b) the cash value thereof or (c) a combination thereof, in each case, from time to time upon exercise of such option by the Borrower in connection with the issuance of any Additional Convertible Debt; provided that (i) the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Additional Convertible Debt issued in connection with the Permitted Bond Hedge Transaction and (ii) the terms, conditions and covenants of each such transaction shall be such as are reasonable and customary for transactions of such type (as determined by Borrower in good faith and in its reasonable discretion).
“Permitted Convertible Debt Call Transactions” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted First Lien Refinancing” means Permitted Refinancing Debt in respect of the Indebtedness under the First Lien Loan Documents; provided that the Indebtedness in respect of such Permitted First Lien Refinancing is permitted pursuant to Section 7.01(p).
“Permitted Holder” means each of (a) Total and/or any Affiliate of Total and (b) Global Infrastructure Management, LLC and/or any Affiliate of Global Infrastructure Management, LLC (other than any portfolio company of any of the foregoing in clause (b)).
“Permitted Investments” means:
(a)    Investments by the Borrower or any of its Restricted Subsidiaries in cash and Cash Equivalents; and
(b)    advances, loans and extensions of credit to any director, officer or employee of the Loan Parties, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $750,000.
“Permitted Liens” has the meaning set forth in Section 7.02.
“Permitted Project Recourse” means:
(a)    limited guarantees, including by the issuance of letters of credit for the benefit of a Project Company, or side letters from the Borrower or Restricted Subsidiaries in respect of:
(i)    any Indebtedness of any Project Company, provided that such limited guarantees or side letters or is not a guarantee of (A) the repayment of Indebtedness or borrowed money (including notes, bonds and other similar instruments), (B) operating lease obligations, (C) Financing Lease Obligations or (D) reimbursement or other payment obligations of any Unrestricted Subsidiary or Joint Venture in respect of letters of credit (including, without limitation, equipment, procurement and construction, operations and maintenance, asset management, liquidated damages and managing member indemnity undertakings);
(ii)    obligations of any Project Company under any engineering, procurement and construction, operation and maintenance, asset management, supply or similar agreement to which such Project Company is a party (including any construction completion, cost overrun or similar guaranties), in each case, entered into in the ordinary course of business of such Project Company;
(iii)    customary obligations of any Project Company under agreements described in the immediately preceding clause (ii) with respect to liquidated damages; or
(iv)    customary indemnity undertakings provided by the Borrower or any of its Restricted Subsidiaries in connection with any tax equity and other similar indemnity undertakings; and
(b)    pledges of Equity Interests in any of any Project Company to secure Non- Recourse Indebtedness of such Project Company; provided that the holders of such Non-Recourse Indebtedness (or the beneficiaries of such limited guarantees and side letters) have acknowledged that they will not have any recourse to the assets or Equity Interests (other than as specified in this clause (b)) owned by the Borrower or any of its Restricted Subsidiaries.
“Permitted Refinancing Debt” means any modification, refinancing, refunding, renewal or extension of any Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees, breakage, premium and expenses thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has (i) a stated maturity no earlier than the earlier of (A) the stated maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended and (B) the date that is ninety-one (91) days after the latest Maturity Date of the Facilities at the time such Indebtedness is incurred and (ii) a weighted average life to maturity no shorter than the earlier of (A) the weighted average life to maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended and (B) the weighted average life to maturity of the then-existing Loans; (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing; (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension is unsecured; (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension is secured by no more collateral and in no higher lien or payment priority than the Indebtedness being modified, refinanced, refunded, renewed or extended; (g) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subject to an intercreditor agreement, a representative validly acting on behalf of the holders of such modified, refinanced, refunded, renewed or extended Indebtedness shall become a party to such intercreditor agreement; and (h) the primary obligors and guarantors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended remain the same (or constitute a subset thereof).

“Permitted Warrant Transaction” means (i) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction; provided that the terms, conditions and covenants of each such transaction shall be such as are reasonable and customary for transactions of such type (as determined by Borrower in good faith and its reasonable discretion), and (ii) the transactions contemplated by the Warrant.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Interest” has the meaning set forth in Section 2.08(c)(i).
“PIK Interest Rate” has the meaning set forth in the proviso of the definition of Interest Rate.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any Subsidiary or any such Plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.
“Platform” has the meaning set forth in Section 6.01.
“Pledged Equity” has the meaning set forth in the Security Agreement.
“Pro Forma Basis” and “Pro Forma Effect” means:
(a)    except as set forth in clause (b) below, for purposes of calculating any financial ratio, calculation or test that is to be calculated on a pro forma basis for any transactions that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, such ratio, calculation or test shall be calculated on a pro forma basis assuming that such transaction had occurred on the first day of the applicable Test Period; and
(b)    in the event that the Borrower or any of its Restricted Subsidiaries incurs (including by assumption or guarantee) or refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), in each case included in the calculations of any financial ratio or test that is to be calculated on a pro forma basis, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.
Wherever “Pro Forma Effect” is to be given to a transaction, or any financial ratio, calculation or test is to be calculated on a “Pro Forma Basis” for any transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower.
“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect thereto,

based upon the results of operations for the most recently completed applicable period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant period.
“Project Company” means:
(a)    a (x) Subsidiary of the Borrower or (y) Joint Venture
(i)(A) established in connection with (w) the construction of a solar project, the sale, ownership or operation of solar equipment, the sale of energy or financing activities (including tax equity financings) with respect to Non-Recourse Indebtedness incurred by such Subsidiary or Joint Venture in order to finance any of the foregoing, (x) other special purpose businesses or operations that are substantially similar to the businesses in which the Borrower and its Subsidiaries are engaged in as of the Closing Date or (y) any business that in the Borrower’s good faith business judgment is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (B) substantially all the assets of which consist of Equity Interests of Subsidiaries or Joint Ventures described in the preceding clause (a)(i)(A); and
(ii)    which has no Indebtedness other than (A) intercompany Indebtedness to the extent permitted hereunder and (B) Non-Recourse Indebtedness; and
(b)    any (x) other Subsidiary of the Borrower or (y) Joint Venture that
(i)    is the direct or indirect owner of all (or in the case of the direct or indirect owner of a Joint Venture, a portion) of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above;
(ii)    has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) above;
(iii)    owns no material assets other than those assets necessary for the ownership of, or the leasing, development, construction, financing (including tax equity financings) or operation activities of, a Subsidiary or Joint Venture described in clause (a) above or any activities reasonably related or ancillary thereto;
(iv)    has no Indebtedness other than (A) intercompany Indebtedness to the extent permitted hereunder and (B) Non-Recourse Indebtedness; and
(v)    is not a direct Subsidiary of Borrower.
As of the Closing Date, the Project Companies are set forth on Schedule 5.15.
“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 6.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 11.22.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.
“Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Loan Parties.
“Recipient” means the Administrative Agent or any Lender.
“Register” has the meaning set forth in Section 11.06(c).
“Registration Rights Agreement” that certain Registration Rights Agreement dated as of the date hereof by and between the Borrower, and Sol Holding, LLC, which shall be substantially in the form of Exhibit S.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment, including into, from or through any building, structure or facility.
“Removal Effective Date” has the meaning set forth in Section 9.06.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Reporting Reversion Date” means the date on which the earlier of the following occurs: (i) the funding of $50,000,000 of the Tranche 2 Term Loans, and (ii) March 31, 2025.
“Required Facility Lenders” means, at any time with respect to any Facility of Loans or Commitments, Lenders having Total Credit Exposures, with respect to such Facility representing more than 50% of the Total Credit Exposures, as applicable, of all Lenders of such Facility. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Lenders” means, at any time Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Rescindable Amount” has the meaning set forth in Section 2.12(b)(ii).
“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief financial officer, principal accounting officer, chief executive officer, chief operating officer, manager, president, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Loan Party so designated by any of the foregoing officers or, in each case, any other officer or employee of a Loan Party whose primary duties are similar to the duties of any of the previously listed officers of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interest in, any Person or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests (other than any Disqualified Equity Interests), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interest in, any Person or any of its Subsidiaries now or hereafter outstanding by such Person or Subsidiary, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest in, any Person or any of its Subsidiaries, (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Junior Indebtedness and (e) any payment made to any Affiliates of any Person in respect of management, consulting or other similar services provided to any Loan Party or any Subsidiary. Notwithstanding the foregoing, (i) any payment in respect of any Obligations (whether for principal, interest, PIK Interest, prepayment and repayment premium (including Applicable Premium), fees, expenses, indemnification or otherwise) made to any Lender (including any Lender which is an Affiliate of any Loan Party, in such capacity as Lender) under or pursuant to this Agreement or any other Loan Document, or (ii) any payments made in accordance with the Warrant, in each case, shall not be deemed a “Restricted Junior Payment”.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“Restrictive Agreements” has the meaning set forth in Section 5.15(b).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Same Day Funds” means immediately available funds.
“Sanction” means any economic or financial sanction administered or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any European Union member state or the United Kingdom, including His Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment Effective Date” has the meaning set forth in the First Lien Credit Agreement.
“Secured Obligations” means all Obligations.
“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders and (d) solely to the extent such Persons are owed Secured Obligations, the Indemnities and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.05.
“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Collateral Agent by each of the Loan Parties, substantially in the form of Exhibit F.
“Similar Business” means any business, the majority of whose revenues are derived from (a) business or activities conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or (b) any business that in the Borrower’s good faith business judgment is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit J.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Dispositions” means those certain Dispositions by the Borrower and/or its Restricted Subsidiaries disclosed in writing to the Administrative Agent prior to the Closing Date.
“Specified Equity Contribution” has the meaning set forth in Section 8.04.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).
“Specified Minority Interests Disposition” means that certain Disposition of minority equity interests in a certain Restricted Subsidiary by the Borrower and/or its Restricted

Subsidiaries not to exceed $200,000,000 disclosed in writing to the Administrative Agent prior to the Closing Date.
“Specified Surety Bond” means a surety bond issued by the Borrower for the benefit of a third-party that has been disclosed to the Administrative Agent on or prior to the Closing Date in an aggregate amount not to exceed $65,500,000 at any time outstanding.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled (as described in the first sentence of the definition of “Control”), by the parent and/or one or more subsidiaries of the parent; provided that, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in no event shall any Non-Consolidated Entity constitute a Subsidiary of the Borrower. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.
“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that is a Material Subsidiary as of the Closing Date and a party to this Agreement, and each other Restricted Subsidiary that becomes a party to this Agreement after the Closing Date pursuant to a Joinder Agreement in accordance with Section 6.10, in each case, until such Restricted Subsidiary is released from its Guaranty in accordance with the terms of the Loan Documents.
“SunStrong Capital Holdings” means SunStrong Capital Holdings, LLC, a Delaware limited liability company.
“Supported QFC” has the meaning set forth in Section 11.22.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means, as of any date of determination, the most recently completed four (4) fiscal quarters of the Borrower ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (or in the case of any calculation pursuant to Section 7.10, ended on the last day of the fiscal quarter in question).
“Total” means TotalEnergies Solar INTL SAS, a French société par actions simplifiée.
“Total Credit Exposure” means, as to any Lender at any time, the sum of the unused Commitments and the Outstanding Amount of all Loans of such Lender at such time.
“Total Funded Debt” means, as of any date of determination, the outstanding principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries determined on a consolidated basis (without duplication) described in clauses (a), (b), (c) and (h) (in the case of clause (h), with respect to Indebtedness under such clauses (a), (b) and (c)) of the definition of “Indebtedness” set forth herein as of such date.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Total Funded Debt as of such date minus (ii) Unrestricted Cash as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.
“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.
“Tranche 1 Conditions Precedent” has the meaning set forth in Section 4.01.
“Tranche 1 Lenders” has the meaning set forth in Section 2.01(a).
“Tranche 1 Term Facility” means the Tranche 1 Term Loan Commitments and the Tranche 1 Term Loans.
“Tranche 1 Term Loan Commitment” means, as to each Tranche 1 Lender, its obligation to make Tranche 1 Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche 1 Term Loan Commitment of all of Tranche 1 Lenders on the Closing Date is $125,463,390.39.
“Tranche 1 Term Loans” has the meaning set forth in Section 2.01(a).
“Tranche 2 Business Plan” has the meaning set forth in Section 4.02(c).
“Tranche 2 Conditions Precedent” has the meaning set forth in Section 4.02.
“Tranche 2 Lenders” has the meaning set forth in Section 2.01(b).

“Tranche 2 Term Facility” means the Tranche 2 Term Loan Commitments and the Tranche 2 Term Loans.
“Tranche 2 Term Loan Commitment” means, as to each Tranche 2 Lender, its obligation to make Tranche 2 Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Commitment of all of the Tranche 2 Lenders on the Closing Date is $50,000,000.
“Tranche 2 Term Loans” has the meaning set forth in Section 2.01(b).
“Transaction Costs” means, upfront (including original issue discount), legal, professional and advisory fees paid by the Loan Parties (whether or not incurred by the Loan Parties) in connection with the negotiation and execution, delivery and performance of the Loan Parties’ obligations under (a) this Agreement and the other Loan Documents, (b) any acquisition or Investment permitted under this Agreement, (c) the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof), (d) any Disposition permitted under this Agreement or (e) any issuance of Equity Interests, in each case, whether or not successful.
“Treasury Rate” means, with respect to any prepayment, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date three business days prior to the date of such prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities most nearly equal to the period from the date of such prepayment, repayment or date of required repayment to and including the thirty-six (36) month anniversary of the Closing Date.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries (as adjusted for the Borrower and its Restricted Subsidiaries as per the information set forth in the certificate delivered concurrently with such balance sheet under Section 6.01(j)) that are not “restricted” for purposes of GAAP as of such date; provided, however, that the aggregate amount of Unrestricted Cash shall not (i) exceed (A) for any date of determination occurring on or prior to March 31, 2023, $200,000,000 and (B) for any date of determination occurring thereafter, $70,000,000; provided that the limitation in this clause (i) shall not apply for purposes of calculating Liquidity; or (ii) include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Collateral Agent or the Collateral Agent (as defined in the First Lien Credit Agreement)).
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary on or prior to the Closing Date by notice to the Administrative Agent (it being understood that identifying any such Subsidiary as an Unrestricted Subsidiary on Schedule 5.15 on the Closing Date shall constitute such notice) and pursuant to Section 6.16 after the Closing Date, which, for the avoidance of doubt, shall include any Subsidiary of an Unrestricted Subsidiary.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.22.
“U.S. Tax Compliance Certificate” has the meaning set forth in 3.01(f)(ii)(B)(III).
“Vendor Disbursement Report” means a report prepared by a Responsible Officer of the Borrower (i) comparing for each applicable Budget Reporting Period the actual results of vendor disbursements against anticipated results under the applicable Budget(s), and (ii) containing a projection of vendor disbursements for the week following the applicable Budget Reporting Period, in form consistent with such reports delivered prior to the Closing Date in connection with the First Lien Credit Agreement.
“Warrant” means that certain Warrant to Purchase Common Stock, dated as of the date hereof, by and between the Borrower and Sol Holding, LLC, which shall substantially be in the form of Exhibit P, and shall include any documentation evidencing the Second Tranche Warrant Transactions (as defined in Section 2.02(a)) from the time to time thereof and as the context may require.
“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
“Withholding Agent” means the Borrower, each Guarantor and the Administrative Agent and, in the case of U.S. federal withholding Taxes, any applicable withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-ln Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company or limited partnership, or an allocation of assets to a series of a limited liability company or limited partnership (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or limited partnership shall constitute a separate Person hereunder (and each Division of any limited liability company or limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein and (iv) GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles applicable to public reporting companies in the United States for fiscal years ending prior to December 15, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles applicable to public reporting companies in the United States of America for fiscal years ending prior to December 15, 2018 and consistent with the treatment in the Audited Financial Statements, notwithstanding any modifications or interpretive changes thereto that have occurred or may occur thereafter such as the application of FASB ASC 842. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by FASB ASC 825-10-25 (formerly known as FASB ASC 159) or any similar accounting standard).
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    [Reserved].
1.07    [Reserved].
1.08    Negative Covenant Compliance. For purposes of determining whether the Borrower and its Restricted Subsidiaries comply with any exception to Article VII (other than Section 7.10) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. For avoidance of doubt, with respect to determining whether the Borrower and its Restricted Subsidiaries comply with any negative covenant in Article VII (other than Section 7.10), to the extent that any obligation or transaction could be attributable to more than one exception to any such negative covenant, the Borrower may elect to categorize all or any portion of such obligation or transaction to any one or more exceptions to such negative covenant that permit such obligation or transaction. It is understood that, with respect to any negative covenant in Article VII (other than Section 7.10), if an exception to any such negative covenant permits Permitted Refinancing Debt, such exception shall be deemed to permit any subsequent Permitted Refinancing Debt of such Permitted Refinancing Debt.
1.09    Affected Financials. The Affected Financials and any related communication describing or based on such financial statements (including any Compliance Certificate delivered therewith) shall be disregarded for all purposes under Article V solely to the extent that the Disclosed Matters would have caused a Default or Event of Default under Section 8.01(b).
ARTICLE II
COMMITMENTS AND BORROWINGS
2.01    Loans.
(a)    Subject to the terms and conditions set forth herein, and, with respect to the Exchanged Loans, in the Cashless Settlement Letter, including the satisfaction or waiver of the Tranche 1 Conditions Precedent, each Lender with a Tranche 1 Term Loan Commitment (“Tranche 1 Lender”) severally agrees to (i) convert and exchange the aggregate principal amount of Existing First Lien Revolving Loan Obligations held by it for an equal principal amount of $45,463,390.39 of term loans plus interest accrued thereunder (the “Exchanged Loans”), and (ii) make new term loans (“New Money Loans”) in cash in a principal amount equal to the difference between its Tranche 1 Term Loan Commitment and the principal amount of the Exchanged Loans (the “New Money Loans”, and collectively with the Exchanged Loans, the “Tranche 1 Term Loans”) to the Borrower, which Tranche 1 Term Loans (A) shall be incurred pursuant to a single drawing on the Closing Date, (B) shall be denominated in Dollars, and (C) shall be made (or converted and exchanged) by each such Lender in that aggregate principal amount which does not exceed the Tranche 1 Term Loan Commitment of such Lender on the Closing Date. The Tranche 1 Term Loan Commitments shall terminate upon the exchanges and incurrences of Tranche 1 Term Loans on the Closing Date.

(b)    Subject to and upon the terms and conditions set forth herein, including the satisfaction or waiver of the Tranche 2 Conditions Precedent, each Lender with a Tranche 2 Term Loan Commitment (a “Tranche 2 Lender”) severally agrees to make, from time to time during the Availability Period, as the Borrower may request, a term loan or term loans (each, a “Tranche 2 Term Loan” and, collectively, the “Tranche 2 Term Loans”) to the Borrower in an amount not exceeding its Tranche 2 Term Loan Commitment, which Tranche 2 Term Loans (i) shall be denominated in Dollars, and (ii) shall be made by each such Lender in that aggregate principal amount which does not exceed the unutilized Tranche 2 Term Loan Commitment of such Lender at such time.
(c)    Once repaid, the Loans incurred hereunder may not be reborrowed.
2.02    Borrowings.
(a)    Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. two (2) Business Days prior to the requested date of any Borrowing. Each Borrowing of Loans (other than Tranche 1 Term Loans) shall be in a principal amount of $10,000,000 or a whole multiple of $10,000,000 in excess thereof. Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed. In connection with each $10,000,000 principal amount Borrowing of Tranche 2 Term Loans, the Borrower shall issue to Sol Holding, LLC, for no additional consideration, a Second Tranche Warrant (as such term is defined in the Warrant) exercisable for 6,680,423 Second Tranche Warrant Shares (as such term is defined in the Warrant), subject to Borrower’s Stockholder Approval (as such term is defined in the Warrant); provided that the Second Tranche Warrant Shares underlying all such Second Tranche Warrants shall not exceed 33,402,112 Second Tranche Warrant Shares (collectively, the “Second Tranche Warrant Transactions”).
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowing. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is in respect of the Tranche 1 Term Loans, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Notwithstanding anything to the contrary set forth in Section 2.02(a) and/ or Section 2.02(b), (i) such sections shall not apply with respect to any Exchanged Loans; and (ii) any New Money Loans shall be funded by those designees of the Lender as of the Closing Date, and in such amounts, as set forth on the separate notice to the Administrative Agent delivered by such Lender, and may, in the sole discretion of the Lender or its designee, be funded by wire transfer of such funds directly into an account of the Borrower in accordance with instructions provided (and acceptable) to the Lender (with a copy to the Administrative Agent) by the Borrower on the Closing Date. Any such Loans funded by such designees shall constitute Loans, New Money Loans, and Tranche 1 Term Loans of such Lender for all purposes of this Agreement and the other Loan Documents as if they had been funded by the Lender, and such designees shall not constitute Lenders, and shall have no rights under this Agreement or the other Loan Documents.
(d)    [Reserved].
(e)    [Reserved].
(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
(g)    [Reserved].
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments.
(a)    Optional. Subject to Section 2.09(d), the Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that, unless otherwise agreed by the Administrative Agent, (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. two (2) Business Days prior to any date of prepayment of Loans and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice may state that such prepayment is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that, prior to the discharge of the First Lien Obligations, any such prepayment shall only be required in an amount and to the extent permitted by the First Lien Loan Documents. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in inverse order of maturity. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(b)    [Reserved].
(c)    Mandatory Prepayments. Subject to Section 2.09(d), the Borrower shall be obligated to, and shall, make prepayments of the Loans hereunder as follows:
(i)    Incurrence of Debt. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any incurrence of Indebtedness not otherwise permitted hereunder, the Borrower agrees, on the closing of any incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries (other than Indebtedness permitted pursuant to Section 7.01) to prepay the Loans hereunder, upon the date of such incurrence of Indebtedness, in an aggregate amount equal to 100% of the amount of the Net Cash Payments from such incurrence of Indebtedness received by the Borrower or any of its Restricted Subsidiaries, such prepayment to be effected in each case in the manner and to the extent specified in Section 2.05(d) below; provided that, prior to the discharge of the First Lien Obligations, any such prepayment shall be subject to the prior prepayment or repayment of the First Lien Obligations required in connection with such incurrence and shall only be required in an amount and to the extent permitted by the First Lien Loan Documents.
(ii)    Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, the Borrower agrees, on or prior to the occurrence of any Disposition pursuant to Section 7.04(m) or Section 7.04(o) by the Borrower or any of its Restricted Subsidiaries (other than a Specified Disposition), to deliver to the Administrative Agent a statement certified by a Responsible Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments of such Disposition that will (on the date of the original date of receipt of such Net Cash Payments) be received by the Borrower or any of its Restricted Subsidiaries in cash, indicating on such certificate, whether the Borrower intends to reinvest such Net Cash Payments or will be prepaying the Loans, as hereinafter provided, and the Borrower will be obligated to either (A) reinvest, or cause its applicable Restricted Subsidiaries to reinvest, such Net Cash Payments within 180 days after receipt (or, if within such 180 day period the Borrower or such Restricted Subsidiaries enter into contracts related to the reinvestment of such Net Cash Payments, such longer period not to exceed 365 days after the original date of receipt of such Net Cash Payments as is contemplated by such contracts) (such date, the “Reinvestment Date”) into replacement assets or the repair of existing assets or other assets useful to the business of the Borrower and its Restricted Subsidiaries or (B) prepay the Loans hereunder as follows:
(A)    within three (3) Business Days after receipt by the Borrower or any of its Restricted Subsidiaries of such Net Cash Payments, in an aggregate amount equal to 100% of the amount of such Net Cash Payments that the Borrower had indicated on the certificate delivered as hereinabove required that it did not intend to reinvest, or, with respect to any Net Cash Payments from such Disposition that the Borrower had indicated on the certificate delivered as hereinabove required that it intended to reinvest, on the Reinvestment Date to the extent of any such Net Cash Payments not so reinvested; and
(B)    thereafter, quarterly, on the date of the delivery by the Borrower to the Administrative Agent pursuant to Section 6.01 of the financial statements for any quarterly fiscal period or fiscal year, to the extent the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Payments during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Investments entered into or received in connection with any Disposition, an amount equal to (1) 100% of the aggregate amount of such Net Cash Payments minus (2) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Payments plus (or minus, as the case may be) (3) any other adjustment received or paid by the Borrower or any of its Restricted Subsidiaries pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Payments, provided that, in each case, prior to the discharge of the First Lien Obligations, any such prepayment shall be subject to the prior prepayment or repayment of the First Lien Obligations required in connection with such Disposition and shall only be required in an amount and to the extent permitted by the First Lien Loan Documents.

Prepayments of Loans pursuant to this Section 2.05(c)(ii) shall be effected in each case in the manner and to the extent specified in Section 2.05(d); provided that if at the time of any such Disposition an Event of Default shall have occurred and be continuing, the Borrower and its Restricted Subsidiaries shall not have the right to reinvest any Net Cash Payments from such Disposition and shall instead prepay the Loans with 100% of the amount of Net Cash Payments received from such Disposition; provided, further, that if the amount of such Net Cash Payments do not exceed $5,000,000 individually or $10,000,000 in the aggregate during any fiscal year of the Borrower, the Borrower shall not be required to prepay the Loans or reinvest such amount and shall be permitted to retain such Net Cash Payments.
(iii)    Proceeds of Casualty Events. Upon the date that is 180 days following the receipt by the Borrower or any of its Restricted Subsidiaries (or, if within such 180 day period the Borrower or any of its Restricted Subsidiaries enters into contracts related to the reinvestment of such Net Cash Payments, such longer period not to exceed 365 days after the original date of receipt of such Net Cash Payments as is contemplated by such contracts) of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Borrower or any of its Restricted Subsidiaries, except to the extent Net Cash Payments from Casualty Events do not exceed $5,000,000 individually or $10,000,000 in the aggregate during any fiscal year of the Borrower, the Borrower shall prepay the Loans, in an aggregate amount, if any, equal to 100% of the Net Cash Payments from such Casualty Event not theretofore applied or committed to be applied to the repair or replacement of such property or other assets useful to the business of the Borrower and its Restricted Subsidiaries (it being understood that if Net Cash Payments committed to be applied are not in fact applied within 180 days after receipt thereof (or such longer period not to exceed 365 days after the original date of receipt of such Net Cash Payments as contemplated by contracts related to the reinvestment of such Net Cash Payments), then such Net Cash Payments shall be applied to the prepayment of Loans as provided in this Section 2.05(c)(iii) at the expiration of such 180 day or 365 day period, as applicable), such prepayment to be effected in each case in the manner and to the extent specified in Section 2.05(d); provided that if at the time any Net Cash Payments from a Casualty Event are received by the Borrower or any of its Restricted Subsidiaries an Event of Default has occurred and is continuing, such Net Cash Payments may not be applied to the repair or replacement of any property and such Net Cash Payments shall be applied instead to prepay the Loans in an amount equal to 100% of such Net Cash Payments; provided further that, prior to the discharge of the First Lien Obligations, any such prepayment shall be subject to the prior prepayment or repayment of the First Lien Obligations required in connection with such Casualty Event and shall only be required in an amount and to the extent permitted by the First Lien Loan Documents.

(d)    Application.

(i)    In the event of any mandatory prepayment of Loans pursuant to Section 2.05(c), the proceeds shall be applied to the prepayment of the Loans, to be shared and applied ratably among the Lenders in accordance with their respective Applicable Percentage in inverse order of maturity (with no reduction of Commitments, except as provided in Section 2.06(b)).
(ii)    All prepayments under Section 2.05(c) shall be subject to Section 3.05 and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
2.06    Termination or Reduction of Commitments.
(a)    Optional. In addition, during the Availability Period, the Borrower may, upon notice to the Administrative Agent as set forth above, from time to time terminate (in whole or in part) the unused portion of the aggregate Tranche 2 Term Loan Commitments under the Tranche 2 Term Facility. Any notice of termination of the Tranche 2 Term Loan Commitments pursuant to this Section 2.06(a) may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)    Mandatory. The aggregate Commitments shall be automatically and permanently reduced (A) on the date of any Borrowing by an amount equal to the principal amount of such Borrowing, and (B) to zero on the last day of the Availability Period for the Tranche 2 Term Facility (after giving effect to any Borrowing made on such day).
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portion of the aggregate Tranche 2 Term Loan Commitments under this Section 2.06. Upon any reduction of the unused portion of the aggregate Tranche 2 Term Loan Commitments, the Tranche 2 Term Loan Commitments of each Lender shall be reduced by such Lender’s Applicable Percentage of the amount of such reduction.
2.07    Repayment of Loans. The Loans shall be repaid (i) on the Maturity Date in an amount equal to the aggregate principal amount of all Loans outstanding on such date, and (ii) if any principal repayment installment to be made by the Borrower shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.08    Interest and Default Rate.
(a)    Interest. Subject to the provisions of Section 2.08, each Loan will bear interest on the outstanding principal amount thereof at the Interest Rate from the applicable Borrowing date through repayment (whether by acceleration or otherwise).
(b)    Default Rate.
(i)    If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise (including upon an Event of Default under Section 8.01(g) or (h)), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise (including upon an Event of Default under Section 8.01(g) or (h)), then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law; provided that upon occurrence and during the continuation of an Event of Default under Section 8.01(g) or (h) any such amount outstanding shall automatically bear additional interest at the Default Rate (without any request from the Required Lenders).
(iii)    [Reserved].
(c)    Interest Payments.
(i)    Subject to Section 2.08(c)(ii), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and may, at the Borrower’s election, be paid in kind by capitalizing and adding such interest to the outstanding principal amount of the Loans on such Interest Payment Date or other such date (the amount of any such compounded interest being “PIK Interest”). Any such PIK Interest shall be automatically capitalized on the applicable Interest Payment Date by adding the amount thereof to the outstanding principal amount of the Loans. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized pursuant to this Section 2.08(c)(i) shall constitute a portion of the principal amount outstanding of the Loans hereunder and shall bear interest in accordance with this Section 2.08(c)(i) and all references herein or in any other Loan Document to the principal amount of the Loans shall include all interest accrued and capitalized as a result of any payment of PIK Interest. Any PIK Interest shall not be deemed to use any Commitments of the Lenders. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Notwithstanding the foregoing and for the avoidance of doubt, this Section 2.08(c)(i) is subject to Section 2.08(c)(ii), with the result that for any accrual period established pursuant to Section 2.08(c)(ii), interest will be paid on such Loan during such accrual period only on the Maturity Date and interest will not compound or be capitalized (but, for the avoidance of doubt, interest will accrue) during such accrual period.
(ii)    Notwithstanding anything to the contrary in this Agreement, each “accrual period” (as defined in Code Section 1272(a)(5)) of any Loan with an accrual period ending after the fifth anniversary of the applicable Borrowing shall be an accrual period beginning on the fifth anniversary of the applicable date of the Borrowing and ending on the Maturity Date. This Section 2.08(c)(ii) is intended to prevent such Loan from having “significant original issue discount” (as defined in Code Section 163(i)) and being classified as an “applicable high yield discount obligation” (as defined in Code Section 163(i)), and shall be interpreted (including in the determination of all accrual periods hereunder) consistently therewith (the “Intended Tax Treatment”). The parties hereto shall act for all tax purposes consistently with the Intended Tax Treatment, and shall not take any tax position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
(iii)    To the extent that the operation of Section 2.08(c)(ii) with respect to a Loan causes such Loan to bear aggregate interest in its accrual period beginning on the fifth anniversary of its date of Borrowing that is less than the aggregate interest that would have accrued on such Loan in the interest period(s) (or portions thereof) for the time period beginning on the fifth anniversary of its date of Borrowing and ending on the actual close of the accrual period established for such Loan pursuant to Section 2.08(c)(ii) (such time period, the “Covered Time Period”), taking into account any prepayments, had Section 2.08(c)(ii) not been in effect, then the applicable interest rate for such Loan during the Covered Time Period shall be increased to the extent necessary to cause such Loan to bear interest for the Covered Time Period as if Section 2.08(c)(ii) were not in effect.
2.09    Fees.
(a)    [Reserved].
(b)    [Reserved].
(c)    Other Fees.
(i)    The Borrower shall pay to the Administrative Agent, for its own account, the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as set forth therein.
(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except as otherwise agreed in writing by the Borrower and such Lenders.
(d)    Applicable Premium. Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders concurrently with such event (i) all principal, and interest, fees and other amounts accrued to the date of the Applicable Premium Trigger Event with respect to the amount of Loans repaid, prepaid or accelerated and (ii) an additional amount equal to the Applicable Premium. The Applicable Premium shall become immediately due and payable, and Borrower will pay such premium, as compensation to the Lenders for the loss of their investment opportunity and not as a penalty, whether or not an Insolvency Proceeding has commenced, and (if a Insolvency Proceeding has commenced) without regard to whether such Insolvency Proceeding is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization, or otherwise, and without regard to whether the Loans and other Obligations are satisfied, released, paid, restructured, reorganized, replaced, reinstated, defeased or compromised in any Insolvency Proceeding, by foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, or by any other means. Any Applicable Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the repayment, prepayment and/or acceleration of its Loans and the Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Applicable Premium shall be in addition to, and not in lieu of, all principal payments, interest, fees and other amounts due pursuant to this Agreement. Calculation of the Applicable Premium shall not be a duty or obligation of any Agent.
It is understood and agreed that if an Applicable Premium Trigger Event occurs, the Applicable Premium will automatically and immediately due and payable and the Applicable Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of and compensation for the Lenders’ loss of investment opportunity (but not as a penalty) and not as a result thereof. Any Applicable Premium payable hereunder shall be presumed to be the liquidated damages (and not unmatured interest or a penalty) sustained by the Lenders as the result of such Applicable Premium Trigger Event and the Borrower and the other Loan Parties agree that the Applicable Premium is reasonable under the circumstances currently existing. THE BORROWER AND EACH OTHER LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY APPLICABLE PREMIUM TRIGGER EVENT. The Borrower and each other Loan Party expressly agrees and acknowledges that: (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (iv) its agreement to pay the Applicable Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans, and (v) the Borrower and each other Loan Party shall each be estopped hereafter from claiming differently than as agreed to in this clause (d)).
(e)    If any Loan Party obtains third party financing permitted under Section 7.01, and the terms and conditions thereof contain either more favorable call protection provisions (taken as a whole) with respect to the lenders or holders thereof, or more onerous or restrictive (taken as a whole) with respect to the Loan Parties, than those set forth in this Agreement, this Agreement shall be amended to include such more favorable call protection terms.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    Computation of Interest and Fees. All computations of interest payable hereunder will be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan will be included, and the date of payment of such Loan will be excluded. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Restricted Subsidiaries or for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article

VIII. The Borrower’s obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11    Evidence of Debt.
(a)    Maintenance of Accounts. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations, in the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders: Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”); (A) the Borrower has not in fact made such payment; or (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders and each payment of fees under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments or their respective Loans that are to be included in such Borrowing (in the case of continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
(g)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(I)    if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(II)    the provisions of this Section 2.13 shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    [Reserved].
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Facility Lenders” and in Section 11.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 or Section 4.02, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    [Reserved].
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16    [Reserved].
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the applicable Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Tax Indemnifications.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnity each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof, within ten (10) days after demand therefor, (A) against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative

Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), 3.01(f)(ii)(B) and 3.01(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender,
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D). “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable

Lending Office to make, maintain or fund Loans, any obligation of such Lender to make or continue Loans shall be suspended.
3.03    [Reserved].
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender, as applicable, or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s or holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any payment or prepayment of any Loan on a day other than the last day of the interest period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Borrower;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Borrowing to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Borrowing in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then at the request of the Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment,
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS
4.01    Tranche 1 Conditions Precedent. The effectiveness of this Agreement and the obligation of each Tranche 1 Lender to make its Tranche 1 Term Loans hereunder, in each case, is subject to satisfaction of the following conditions precedent (the “Tranche 1 Conditions Precedent”):
(a)    Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower, (iii) counterparts of the Security Agreement and each other Collateral Document (including any intellectual property security agreement), executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iv) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto and each in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Officer’s Certificate; Evidence of Existence and Good Standing. The Administrative Agent shall have received an officer’s certificate dated the Closing Date, certifying as to (i) the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), (ii) the resolutions of the governing body of each Loan Party, and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party signing the Loan Documents, and (iii) such documents and certificates of existence and good standing as may be reasonably requested by the Administrative Agent.
(c)    Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders, in each case, in form and substance reasonably acceptable to the Administrative Agent.
(d)    Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements and projections referred to in Section 5.05, each in form and substance reasonably satisfactory to each of them.
(e)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:
(i)    (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens (or Liens that will be released on or prior to the Closing Date) and (B) tax lien, judgment and bankruptcy searches;
(ii)    such patent/trademark/copyright filings as reasonably requested by the Administrative Agent in order to perfect the Collateral Agent’s security interest in the Intellectual Property constituting Collateral; and
(iii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Collateral Agent’s security interest in the Collateral, in a form ready to be filed.
(f)    Liability, Casualty and Property Insurance. The Administrative Agent shall have received certificates of insurance coverage of the Borrower and the other Loan Parties evidencing that the Borrower and the other Loan Parties are carrying insurance in accordance with Sections 6.05.
(g)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the Solvency of the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the initial Borrowings under this Agreement on the Closing Date, if any, and the other transactions contemplated hereby.
(h)    Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate executed by a Responsible Officer of the Borrower as of the Closing Date.
(i)    Closing Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, certifying that the conditions set forth in Sections 4.01(m), 4.03(a) and 4.03(b) have been satisfied.
(j)    [Reserved].
(k)    Organizational Structure. The corporate organizational structure, capitalization and ownership of the Borrower and its Subsidiaries shall be as set forth on Schedule 5.15. The Administrative Agent shall have had the opportunity to review, and shall be reasonably satisfied with, the Loan Parties’ state and federal tax treatment, and the ownership, capital, organization and structure of the Loan Parties.
(l)    Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc. The Loan Parties shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and Material Agreements listed on Schedule 5.16 (and so identified thereon), in each case, that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(m)    No Material Adverse Change. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(n)    Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of any Lender at least eight (8) Business Days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests at least eight (8) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Loan Party.
(o)    Fees and Expenses. (i) The Administrative Agent shall have received all fees and expenses, if any, owing pursuant to (A) the Fee Letters, and (B) Section 2.09 hereof,

and (ii) the Borrower shall have paid, or arrangements shall have been made to pay from the proceeds of the Tranche 1 Terms Loans on the Closing Date, the fees, charges and disbursements of the Lenders’ New York counsel (White & Case LLP), to the extent reflected in a statement of such counsel rendered to the Borrower at least one (1) Business Day prior to the Closing Date.
(p)    [Reserved].
(q)    Special Committee. A special committee appointed by the board of directors of the Borrower shall, among other things, direct any financial advisor and approve any transaction among the shareholders of the Borrower and/or its Affiliates.
(r)    Fairness Opinion. The Administrative Agent and the Lenders shall have received of a fairness opinion in respect of the transactions contemplated in this Agreement in form and substance reasonably satisfactory to the Administrative Agent.
(s)    Amendment to Existing First Lien Credit Agreement. The Administrative Agent and the Lenders shall have received an amendment to the Existing First Lien Credit Agreement substantially in form of Exhibit R;
(t)    Non-Recourse Financings. The Administrative Agent and the Lenders shall have received, in a form satisfactory to the Lenders, executed amendments and/or waivers in connection with each of the non-recourse-financings set forth in Schedule 4.01(t) (the “Non-Recourse Financings”).
(u)    Long Term Business Plan. The Administrative Agent and the Lenders shall have received a long-term business plan of the Borrower (the “Long Term Business Plan”) (i) satisfactory to the Lenders in their sole discretion and (ii) and approved by the board of directors of the Borrower.
(v)    Availability of First Lien Revolving Loans. On the proposed Borrowing date of the Tranche 1 Term Loan, Revolving Loans (as defined under the First Lien Credit Agreement) under the First Lien Credit Agreement are available to drawn, subject to the draw conditions outlined therein, in amount equal to $25,000,000.
(w)    [Reserved].
(x)    [Reserved].
(y)    Affiliation Agreement. The Borrower shall have entered into an amendment to the Affiliation Agreement in a form satisfactory to the Lenders.
(z)    Juniper Transaction. The applicable Juniper Financing Entities shall have obtained investment committee approvals with respect to the Juniper Financing.
Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Tranche 2 Conditions Precedent. The obligation of each Tranche 2 Lender to make its Tranche 2 Term Loan hereunder is subject to satisfaction of the following conditions precedent (the “Tranche 2 Conditions Precedent”):

(a)    Tranche 1 Conditions Precedent. The Closing Date shall have occurred.
(b)    Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower, certifying that the conditions set forth in 4.03(a) and 4.03(b) have been satisfied.
(c)    Tranche 2 Business Plan. The Administrative Agent and the Lenders shall have received an updated business plan solely with respect to the proposed use of proceeds of the Tranche 2 Term Facility (i) satisfactory to the Lenders in their sole discretion and (ii) and approved by the board of directors of the Borrower (the “Tranche 2 Business Plan”).
(d)    Juniper Financing. The Juniper Financing and the commitments thereunder shall be effective and funding thereunder shall be available.
(e)    Other. Any other items deemed appropriate by the Lenders from time to time in their sole discretion.
4.03    Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:
(a)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained herein or in any other Loan Document shall (i) with respect to representations and warranties that contain a materiality or Material Adverse Effect qualification, be true and correct on and as of the date of such Borrowing and (ii) with respect to representations and warranties that do not contain a materiality or Material Adverse Effect qualification, be true and correct in all material respects on and as of the date of such Borrowing, in each case of clauses (i) and (ii) both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be or have been true and correct in all respects or in all material respects, as applicable, as of such specific date), except that for purposes of this Section 4.03, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a)and (b), respectively.
(b)    Default. No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
(c)    Loan Notice. The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders, as of the date made or deemed made, that:
5.01    Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as presently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any indenture, agreement or other instrument evidencing Material Indebtedness that is binding upon the Loan Parties or any of their respective properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law, except, in each case (other than with respect to clause (a) above), to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof) or (d) the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended January 1, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its consolidated Subsidiaries, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted

therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.
(b)    The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated July 2, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    The projected consolidated balance sheets, statements of operations and cash flows for the Borrower and its Restricted Subsidiaries and any other projections and budget that have been delivered to the Administrative Agent were prepared by the Borrower in good faith and were based on assumptions that the Borrower believed were reasonable when made, it being understood, that actual results during the periods covered thereby may differ from the projected results.
(d)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(e)    Neither the Borrower nor any of its Restricted Subsidiaries has, on the Closing Date, any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material and would need to be disclosed on financial statements in accordance with GAAP, except (i) as referred to or reflected or provided for in the financial statements described in this Section 5.05, (ii) as set forth in Schedule 5.05, or (iii) as otherwise permitted pursuant to this Agreement.
5.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in Schedule 5.06).
(b)    Except for the Disclosed Matters set forth in Schedule 5.06 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the business of the Borrower and its Restricted Subsidiaries in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability, (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law and (iv) do not know of any basis for the imposition of any Environmental Liability.

5.07    Compliance with Laws and Agreements. Except as set forth on Schedule 5.07, the Borrower and each of its Restricted Subsidiaries is in compliance with all Applicable Laws and all its Contractual Obligations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
5.08    Properties; Intellectual Property.
(a)    The Borrower and each of its Restricted Subsidiaries has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, all its Property material to its business. All machinery and equipment of the Borrower and its Restricted Subsidiaries material to their business, taken as a whole, is in good operating condition and repair (ordinary wear and tear excepted), and all necessary replacements of and repairs thereto have been made so as to preserve and maintain the value and operating efficiency of such machinery and equipment.
(b)    As of the Closing Date, Schedule 5.08 contains a true, accurate and complete list of all Material Owned Property.
(c)    The Borrower and each of its Restricted Subsidiaries owns, or has the valid right to use, all trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, data and database rights, software and other intellectual property and proprietary rights (collectively, “IP Rights”) that are material to their respective businesses, and Schedule 5.08 hereto sets forth a complete and accurate list of all registered trademarks and service marks, patents and registered copyrights and applications for registration of any of the foregoing owned by or exclusively licensed to the Borrower and its Restricted Subsidiaries. There is no pending or, to the best knowledge of the Borrower, threatened, action, suit, proceeding or claim alleging that the Borrower or any of its Restricted Subsidiaries has infringed, misappropriated or otherwise violated any rights of any other Person, and neither the Borrower nor any of its Restricted Subsidiaries has received any written notice of, or, to the best knowledge of the Borrower, there are no other facts that would form the reasonable basis for, any such action, suit, proceeding or claim except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no third party is infringing, misappropriating or otherwise violating the IP Rights owned or purported to be owned by the Borrower or any of its Restricted Subsidiaries in a manner that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries use commercially reasonable efforts to maintain, preserve, protect and police all IP Rights of each the Borrower or each of its Restricted Subsidiaries, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.09    Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates. The general liability, casualty and property insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Sections 6.02, 6.05 and 6.13, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.09 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.
5.10    Taxes. Except as set forth on Schedule 5.10, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
5.11    ERISA Compliance.
(a)    Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws; (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS; and (iii) to the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)    Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(e) of ERISA; and (iv) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 5.11 hereto.
(e)    No Pension Plan is in “at risk” status under Section 430 of the Code or Section 303 of ERISA.
(f)    The Borrower represents and warrants as of the Closing Date, subject to the accuracy of the Lender’s representations in Section 9.12, that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.
5.12    Investment Company Act. No Loan Party or any Person Controlling the Borrower or Controlling any Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.
5.13    Disclosure. As of the Closing Date, the Loan Parties have disclosed to the Administrative Agent all Material Agreements, instruments and corporate or other restrictions to which the Borrower or any of its Restricted Subsidiaries is subject after the Closing Date, and all other matters known to the Loan Parties, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The information, reports, financial statements, exhibits and schedules furnished at or prior to the Closing Date in writing by or on behalf of the Loan Parties to the Administrative Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, at the Closing Date, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, and are not materially misleading. All written information furnished after the Closing Date by or on behalf of the Loan Parties to the Administrative Agent and/or the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of pro forma information and projections) prepared in good faith based on assumptions believed by such Loan Party to be reasonable as of the date when such information is stated or certified. There is no fact known to the Loan Parties that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in connection herewith, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent for use in connection with the transactions contemplated hereby or thereby.
5.14    Capitalization. As of the Closing Date, the capital structure and ownership of the Subsidiaries are correctly described on Schedule 5.15. As of the Closing Date, the authorized, issued and outstanding capital stock of each Subsidiary Guarantor consists of the capital stock described on Schedule 5.15, all of which is duly and validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.15, as of the Closing Date, (a) there are no outstanding Equity Rights with respect to any Subsidiary Guarantor and, (b) there are no outstanding obligations of the any Subsidiary Guarantor to repurchase, redeem, or otherwise acquire any shares of capital stock of or other interest in any Subsidiary of the Borrower, nor are there any outstanding obligations of any Subsidiary Guarantor to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Subsidiary of the Borrower.
5.15    Subsidiaries.
(a)    Set forth on Schedule 5.15 is a complete and correct list of all Subsidiaries of the Borrower as of the Closing Date (or, from and after the delivery of the first Compliance Certificate with a revised Schedule 5.15, as of the date of the most recently delivered Compliance Certificate), together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person that is the Borrower or any of its Affiliates that holds ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) a statement with respect to each Subsidiary as to whether such Subsidiary is a Loan Party, a Restricted Subsidiary (and, if a Restricted Subsidiary, whether a Material Subsidiary) or an Unrestricted Subsidiary and identifying each Subsidiary that is a Project Company. Except as disclosed in Schedule 5.15, (x) each Loan Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens permitted hereunder), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.15 and (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable.
(b)    Except as set forth on Schedule 7.08, as of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 7.08 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived or constitute Permitted Liens.
5.16    Use of Proceeds. The Borrower will use the proceeds of the Loans in accordance with and only for the purposes specified in Section 6.09. The proceeds of the Loans will not be used in violation of Section 7.14 or Section 7.15.
5.17    Solvency. As of the Closing Date and after giving effect to the initial Borrowings hereunder to be made on the Closing Date, if any, and the other transactions contemplated hereby, and with respect to any Borrowing after the Closing Date, as of the date of such Borrowing, in each case, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
5.18    Casualty, Etc. Neither the businesses nor the properties of the Borrower or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.19    Sanctions Concerns and Anti-Corruption Laws.
(a)    Sanctions Concerns. No Loan Party, nor any of their respective Subsidiaries nor to the knowledge of the Loan Parties and their respective Subsidiaries, any director, officer, employee or agent thereof (each acting in their capacity as such), is an individual or entity that is, or is fifty percent (50%) or more owned or controlled by, individually or in the aggregate, directly or indirectly, one or more individuals or entities that are, or are acting for or on behalf of individuals or entities that are (i) currently the subject or target of any applicable Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or any similar Sanctions-related list of designated persons enforced by OFAC or the U.S. Department of State, (iii) located, organized or resident in a Designated Jurisdiction or (iv) the government of a Designated Jurisdiction or the Government of Venezuela. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such applicable Sanctions.
(b)    Anti-Corruption Laws. The Loan Parties and their respective Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (if applicable) and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such applicable laws. The Loan Parties and their Subsidiaries have not, in the last five (5) years, (i) made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission relating to any potential noncompliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other applicable anti-corruption legislation in other jurisdictions; or (ii) to the knowledge of the Loan Parties, been the subject of current, pending, or threatened investigation, inquiry or enforcement proceedings for violations of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, as applicable, or received any notice, request, or citation for any actual or potential noncompliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions.
5.20    Material Indebtedness, Liens and Agreements.
(a)    Part A of Schedule 5.20 contains a complete and correct list, as of the Closing Date, of all Material Indebtedness, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 5.20.
(b)    Part B of Schedule 5.20 is a complete and correct list, as of the Closing Date, of each Lien (other than the Liens in favor of the Collateral Agent and Lenders) securing Indebtedness for borrowed money of any Person and covering any property of the Loan Parties, and the aggregate Indebtedness for borrowed money secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.20.
(c)    Part C of Schedule 5.20 is a complete and correct list, as of the Closing Date, of each Contractual Obligation to which the Borrower or any of its Restricted Subsidiaries is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms (each, a “Material Agreement”).
(d)    To the extent requested by the Administrative Agent, true and complete copies of each agreement listed on the appropriate part of Schedule 5.20 have been delivered to the Administrative Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon the Borrower and each of its Restricted Subsidiaries that is a party thereto and, to the best knowledge of the Loan Parties, binding upon the other parties thereto in accordance with their terms. The Borrower and its Restricted Subsidiaries are not in default under any such agreements, which default would have a Material Adverse Effect.
5.21    Federal Reserve Regulations. No Loan Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the FRB). The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the FRB.
5.22    [Reserved].
5.23    Bank Accounts. A list of all banks and other financial institutions at which any Loan Party maintains deposit accounts or securities accounts as of the Closing Date has been delivered to the Administrative Agent, and such list correctly identifies the name and address of each depository institution or securities intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number.
5.24    Collateral Documents. The Collateral Documents, upon execution and delivery by the parties thereto, are effective to create in favor of the Collateral Agent, for the benefit of the applicable Secured Parties, legal, valid and enforceable perfected Liens on, and security interests in, the Collateral with the priority specified in the Intercreditor Agreement, subject, as to priority, to Permitted Liens and (a) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under Applicable Laws and/or any Collateral Document (which filings, notices or recordings shall be made to the extent required by any Collateral Document) and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral; provided that, in no event shall any Loan Party be required to make any filings, notices or recordings in respect of Collateral constituting Intellectual Property except for filings, notices or recordings in the United States Patent and Trademark Office or United States Copyright Office, as applicable.
5.25    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
5.26    Covered Entities. No Loan Party is a Covered Entity.
5.27    Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.
5.28    Labor and Employment Matters.
(a)    Except as set forth on Schedule 5.28 as of the Closing Date, and thereafter with respect to which such would have a Material Adverse Effect, (i) the Loan Parties do not have knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the Closing Date; and (ii) neither the Borrower nor any of its Restricted Subsidiaries has engaged in, admitted committing or been held to have committed any unfair labor practice.
(b)    Except as set forth on Schedule 5.28, the Borrower and its Restricted Subsidiaries have at all times complied in all material respects, and are in material compliance with, all Applicable Laws respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.
(c)    Except as set forth on Schedule 5.28 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have at all times complied with, and are in compliance with, all Applicable Laws respecting occupational health and safely, whether now existing or subsequently amended or enacted, including, without limitation, the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.
ARTICLE VI
AFFIRMATIVE COVENANTS
Until the occurrence of the Facility Termination Date, each Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that it shall, and, except with respect to Sections 6.01, 6.02, 6.03, 6.04, 6.18 and 6.19, shall cause each of its Restricted Subsidiaries to:
6.01    Financial Statements and Other Information. Furnish to the Administrative Agent and each Lender:

(a)    as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if later, the date on which such financial statements are required to be filed with the SEC pursuant to applicable SEC rules and regulations):
(i)    consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and
(ii)    an opinion of independent certified public accountants of recognized national standing (it being agreed that Ernst & Young LLP satisfies such requirement and is acceptable to the Administrative Agent) (other than with respect to the annual audited financial statements delivered for the fiscal year ending December 31, 2023, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than resulting from (x) impending maturity of any Indebtedness occurring within one (1) year from the time such opinion is delivered and/or (y) any prospective breach of any financial covenant) stating that the consolidated financial statements referred to in the preceding clause (a)(i) fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP.
(b)    as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower and within sixty (60) days after the end of the fourth (4th) fiscal quarter of each fiscal year of the Borrower (or, in each case, if later, the date on which such financial statements are required to be filed with the SEC pursuant to applicable SEC rules and regulations):
(i)    consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and the related consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, and the corresponding figures for the forecasts most recently delivered to the Administrative Agent for such period, and
(ii)    a certificate of a Responsible Officer, which certificate shall state that said consolidated financial statements referred to in the preceding clause (b)(i) fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);
(c)    as soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, if later, the date on which quarterly financial statements are required to be filed with the SEC pursuant to applicable SEC rules and regulations) and within ninety (90) days after the end of each fiscal year of the Borrower (or, if later, the date on which such annual financial statements are required to be filed with the SEC pursuant to applicable SEC rules and regulations), a Compliance Certificate duly executed by a Responsible Officer with respect to the financial statements so required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) above, as applicable;

(d)    as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, statements of forecasted consolidated income and cash flows for the Borrower and its Restricted Subsidiaries for each fiscal quarter during the current fiscal year and the related forecasted consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the last day of each fiscal quarter in such fiscal year, together with supporting assumptions which Borrower believed were reasonably when made, all prepared in good faith in reasonable detail and consistent with past practices of the Borrower and its Restricted Subsidiaries in preparing projections;
(e)    concurrently with delivery of financial statements under Section 6.01(a) above, copies of all management letters and accountants’ letters received by the Borrower or any of its Restricted Subsidiaries since the immediately preceding date on which financial statements were (or were required to have been) delivered pursuant to Section 6.01(a);
(f)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(g)    promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its Restricted Subsidiaries, to the extent permitted by Applicable Law, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any of its Restricted Subsidiaries;
(h)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;
(i)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities constituting Material Indebtedness of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement governing such Material Indebtedness and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or Section 6.02;
(j)    if, at any time, all of the consolidated Subsidiaries of the Borrower are not consolidated Restricted Subsidiaries, then (A) on the date on which the financial statements under Section 6.01(a) are required to be delivered or (B) on the date that is no later than fifteen (15) days after financial statements for the first three (3) fiscal quarters of each fiscal year of the Borrower under Section 6.01(b) are required to be delivered, a certificate of a Responsible Officer setting forth supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements in a form satisfactory to the Administrative Agent (it being understood that such supplemental financial information and certificate may be included in the Compliance Certificate for such period);
(k)    [reserved];
(l)    such further information on the guarantees set forth in Items 3(b) and 3(d) of Part D of Schedule 7.01 as the Administrative Agent or any Lender may reasonably request;

provided that the Loan Parties shall only be required to use commercially reasonable efforts to obtain such information; and
(m)    from the Closing Date through the Reporting Reversion Date, not later than 5:00 p.m. (Eastern time) on every fourth Friday after the Second Amendment Effective Date or, to the extent such Friday is not a Business Day, the next Business Day thereafter (or delivered more frequently and on such dates as consented to by the Required Lenders), a Budget to cover the period commencing on the Saturday immediately prior to such date and including a rolling 13-week cash flow forecast for the Loan Parties and their Subsidiaries substantially in the form of the Initial Budget, in each case accompanied by (1) a certificate signed by a Responsible Officer of the Borrower to the effect that such budget has been prepared in good faith based upon assumptions which the Borrower believes to be reasonable in light of the conditions existing at the time of delivery and (2) such supporting documentation as reasonably requested by the Required Lenders;
(n)    from the Closing Date through the Reporting Reversion Date, not later than 5:00 pm (Eastern time) on Thursday of (x) prior to the Additional Tax Equity Financing Date, every week commencing February 15, 2024) and (y) thereafter, every other week or, in each case to the extent such Thursday is not a Business Day, the next Business Day thereafter (such date, a “Budget Variance Reporting Date”), a (i) Budget Variance Report for the most recently expired Budget Reporting Period, which such report shall be certified by a Responsible Officer of the Borrower (1) as being prepared in good faith and fairly presenting in all material respects the information set forth therein and (ii) Vendor Disbursement Report which such report shall be certified by a Responsible Officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein; and
(o)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 6.01(a), (b), (d), (f), (g) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent, the Collateral Agent or any Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a

substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, to the extent that and, so long as, the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent any Affiliate thereof, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information (as described in Section 11.07), they shall be treated as set forth in Section 11.07), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information” and (z) the Administrative Agent and any Affiliate thereof shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
6.02    Notices of Material Events.
Furnish to the Administrative Agent prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Restricted Subsidiaries or Affiliates that would reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event related to the Plan of the Borrower or any of its Restricted Subsidiaries or knowledge of any ERISA Event related to a Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and
(d)    any other development (including, without limitation, any default by the Borrower or any of its Restricted Subsidiaries under or dispute under a task order or other government contract) that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.03    Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization and the rights, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.04.
6.04    Payment of Tax Obligations. Pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment thereof would not reasonably be expected to result in a Material Adverse Effect.
6.05    Maintenance of Properties; Insurance. (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance and flood insurance on all Mortgaged Property in compliance with Section 6.13(c), in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are standard and customary, available on commercially reasonable terms and at all times satisfactory to the Administrative Agent in its commercially reasonable judgment. The Loan Parties shall cause the Collateral Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, (i) evidence of such insurance policies in the form of ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate), (ii) declaration pages for each insurance policy and (iii) a lender’s loss payable endorsement if the Collateral Agent for the benefit of the Secured Parties is not on the declarations page for such policy.
6.06    Books and Records; Inspection Rights. Keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities. The Borrower and its Restricted Subsidiaries shall permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Administrative Agent deems appropriate provided that all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of the Borrower or such Restricted Subsidiary and, unless an Event of Default shall have occurred and be continuing, shall not occur more than once per year, and provided further that during the continuance of any Event of Default, the Administrative Agent and any of the Lenders may visit at any reasonable time, upon reasonable prior notice during regular business hours of the Borrower or such Restricted Subsidiary. The Borrower shall reimburse the Administrative Agent for all examination and inspections costs, internal costs at the customary rate charged by the Administrative Agent plus all reasonable and documented out-of-pocket expenses incurred in connection with such inspections.

6.07    Fiscal Year. To enable the ready and consistent determination of compliance with the covenants set forth in Section 7.10 hereof, the Borrower and its Restricted Subsidiaries shall maintain their current fiscal year and current method of determining the last day of the first three (3) fiscal quarters in each fiscal year.
6.08    Compliance with Laws. Comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09    Use of Proceeds. Use the proceeds of (a) the Tranche 1 Term Loans only for (i) the payment of fees, expenses and other Transaction Costs incurred in connection therewith and (ii) to make any Capital Contribution (under and as such term is defined in the Juniper LLCA) or purchase Juniper Projects in connection with the Juniper Financing, (iii) general corporate and working capital purposes of the Borrower and its Subsidiaries consistent with the Long Term Business Plan and the limitations in this Agreement, and (b) the Tranche 2 Term Loans for general corporate and working capital purposes of the Borrower and its Subsidiaries consistent with the limitations in this Agreement and set forth in, and in accordance with, the Tranche 2 Business Plan. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.
6.10    Certain Obligations Respecting Subsidiaries; Additional Guarantors.
(a)    Upon the formation or acquisition by any Loan Party of any new direct or indirect wholly-owned Material Subsidiary (including the designation of an Unrestricted Subsidiary as a Restricted Subsidiary that is a Material Subsidiary) of the Borrower (other than any Foreign Subsidiary) promptly, and in any event, within thirty (30) days of its formation or acquisition, (i) notify the Administrative Agent of such formation or acquisition of such Material Subsidiary, (ii) provide to the Administrative Agent the information required by Section 5.15 with respect to such Material Subsidiary and (iii) (A) cause such Material Subsidiary to become a Guarantor hereunder by delivering to the Administrative Agent a Joinder Agreement and become a grantor under the Collateral Documents by delivering such other joinder documents, security agreement supplements and make such filings (including the filing of Uniform Commercial Code financing statements and any intellectual property security agreements) as the Administrative Agent shall reasonably require (including any update to the Perfection Certificate), (B) deliver to the Administrative Agent (x) documents of the types referred to in Sections 4.01(b) and 4.01(e) with respect to such Material Subsidiary and (y) if requested by the Administrative Agent in its reasonable discretion, opinions of counsel to such Material Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form and substance reasonably satisfactory to the Administrative Agent, (C) deliver any certificates and stock powers with respect to the Pledged Equity and any other instruments of such Material Subsidiary that are required to be delivered under the Collateral Documents, and (D) cause such Material Subsidiary and each direct and indirect parent of such Material Subsidiary to take whatever action (including the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents, including those delivered pursuant to this Section 6.10, enforceable against all third parties in accordance with their terms (subject to Permitted Liens). The Borrower may, from time to time, cause any Restricted Subsidiary (other than any Foreign Subsidiary) that is not required to become a party to this Agreement or the Collateral Documents pursuant to this

Section 6.10, to become a Guarantor hereunder by delivering to the Administrative Agent a Joinder Agreement and become a grantor under the Collateral Documents by delivering joinder documents and security agreement supplements, in each case, as described in this Section 6.10; provided that, for the avoidance of doubt, the release of any such Guarantor so designated pursuant to this sentence shall be subject to (x) the applicable terms and conditions of this Agreement and the other Loan Documents and (y) to the extent such Restricted Subsidiary ceases to be a Guarantor, (x) such release shall be deemed to be the incurrence at the time of an Investment in a Restricted Subsidiary that is not a Loan Party (valued at the fair market value of such Investment at such time) and (y) any Indebtedness and Liens of such Restricted Subsidiary and any contingent obligation with respect to such Restricted Subsidiary, in each case, existing at such time must be permitted to exist hereunder as Indebtedness and Liens of, or contingent obligations with respect to, a Restricted Subsidiary that is not a Loan Party.
(b)    Subject to Section 6.13, if any Loan Party acquires any property (including, without limitation, any acquisition pursuant to a Division) that constitutes Collateral, such Loan Party shall take whatever action (including the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on such properties constituting Collateral, enforceable against all third parties in accordance with their terms (subject to Permitted Liens).
6.11    ERISA. Except where a failure to comply with any of the following, individually or in the aggregate, would not or could not reasonably be expected to result in a Material Adverse Effect, (a) maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and (b) not to and, to the extent authorized, will not permit any of the ERISA Affiliates to (i) engage in any transaction with respect to any Plan which would subject the Borrower or any of its Restricted Subsidiaries to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, (ii) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto, whether or not waived or (iii) fail to make any payments to any Multiemployer Plan that the Borrower or any Restricted Subsidiary or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
6.12    Environmental Matters; Reporting. Observe and comply with, and cause each Restricted Subsidiary, lessees and any other Persons operating or occupying its Properties (a) to observe and comply with all Environmental Laws, (b) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address any Release of Hazardous Materials at, on, under or from any property owned, leased or operated by Borrower or its Subsidiaries in accordance with Environmental Laws and (c) make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against the Borrower or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder, except in case of each of clauses (a) through (c), where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Loan Parties will give the Administrative Agent reasonably prompt written notice of any violation as to any Environmental Law by the Borrower or any of its Restricted Subsidiaries and the assertion of any Environmental Liability of the Borrower or any of its Restricted Subsidiaries (including the commencement of any judicial or administrative proceeding relating to Environmental Laws) in which an adverse result would reasonably be expected to have, regarding each of the foregoing, a Material Adverse Effect, including as relating to (i) any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits under Environmental Law held by the Borrower or any of its

Restricted Subsidiaries or (ii) expenditures by the Borrower or any of its Restricted Subsidiaries to cure any such alleged problem or violation.
6.13    Matters Relating to Real Property Collateral.
(a)    From and after the Closing Date, in the event that any Loan Party acquires any Real Property Asset that is a Material Owned Property, promptly notify the Administrative Agent of such acquisition, and in the event that the Administrative Agent determines that such (or any other) Real Property Asset should become a Mortgaged Property, the Borrower shall deliver, to the Administrative Agent, within ninety (90) days (or such extended period of time as agreed to by the Administrative Agent in its commercially reasonable discretion) after its receipt of such determination from the Administrative Agent, fully executed and notarized Mortgages (“Additional Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Loan Party in such Mortgaged Property, together with mortgagee title insurance policies or commitments therefor, and copies of all deeds, title exception documents, flood hazard certificates, legal opinions and other documents as the Administrative Agent may reasonably require in form and substance reasonably acceptable to the Administrative Agent and the Borrower with respect to such Mortgaged Property, including an update to Schedule 1.01(d).
(b)    If requested by the Administrative Agent, permit an independent real estate appraiser satisfactory to the Administrative Agent, upon reasonable prior notice and during regular business hours of the applicable Loan Party, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of all Applicable Laws (in each case to the extent required under such Applicable Laws as determined by the Administrative Agent in its commercially reasonable discretion).
(c)    Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until each Lender has received, (i) at least twenty (20) Business Days prior to such execution and delivery, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and, if such Mortgaged Property is located in a special flood hazard area, (ii) a notice to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the availability of flood hazard insurance under the National Flood Insurance Program and (iii) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by the Flood Insurance Laws or as otherwise required by the Lenders. All such documentation shall be reasonably satisfactory to the Administrative Agent.
(d)    From and after the date on which any Additional Mortgages have been executed and delivered, any increase, extension or renewal of the Facilities shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all Lenders.
6.14    Anti-Corruption Laws. Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (if applicable) and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
6.15    Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the

Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party.
6.16    Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 (and if tested prior to the date on which the compliance certificate for the fiscal quarter ending on or about March 31, 2025 has been delivered, assuming that the financial covenants set forth in Section 7.10 applicable to the fiscal quarter ending on or about March 31, 2025 were then in effect) and the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness for borrowed money or any Junior Indebtedness, in each case, of the Borrower and its Restricted Subsidiaries, that is permitted under Section 7.01, (d) no Material Assets may be transferred (including by way of an exclusive license) to an Unrestricted Subsidiary by the Borrower or any Restricted Subsidiaries if such Material Assets would be material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole) after giving effect to such transfer (or exclusive license) and (e) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary would own (or hold an exclusive license with respect to) any Material Assets. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower (or the applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the fair market value of the Borrower or such Restricted Subsidiary’s, as applicable, investment therein, and such Investment shall be permitted under Section 7.05. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary. For the avoidance of doubt, the Borrower shall not be permitted to be an Unrestricted Subsidiary.
6.17    Information Regarding Collateral.
(a)    Promptly and in any event within fifteen (15) days after such change, (i) notify the Administrative Agent of any change (A) in any Loan Party’s legal name, (B) in the location of any Loan Party’s chief executive office, (C) in any Loan Party’s identity or organizational structure, (D) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (E) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), and provide such other information in connection therewith as the Administrative Agent may reasonably request and (ii) take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.
(b)    Concurrently with the delivery of financial statements pursuant to Section 6.01(a), to the extent any information in the Perfection Certificate has changed since the immediately preceding date on which financial statements were delivered pursuant to Section 6.01(a), deliver to the Administrative Agent a supplement to the Perfection Certificate reflecting such changes and such UCC financing statements (including fixture filings, as applicable), intellectual property security agreements or other appropriate filings, recordings or registrations, including all continuations, amendments, refilings, rerecordings and reregistrations, necessary to protect and continue to perfect the security interests and Liens under the Collateral Documents.
6.18    Control Agreements. (a) With respect to each of the Loan Parties’ respective deposit accounts and securities accounts existing on the Closing Date and identified to the Administrative Agent pursuant to Section 5.23, deliver to the Collateral Agent a Control Agreement (or an amendment to an existing control agreement with respect to the First Lien Credit Agreement) with respect to each such account within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the Closing Date, (b) with respect to each new deposit account or securities account established by the Loan Parties after the Closing Date, deliver to the Collateral Agent a Control Agreement with respect to such account within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) after the creation of such account, in the case of each of the foregoing clauses (a) and (b), except to the extent such accounts are (i) accounts maintained in the United States which (A) are used solely to fund payroll, payroll taxes, or employee wage and benefits payments, (B) are fiduciary or trust accounts maintained exclusively for the purpose of holding funds in trust for third parties, (C) are at all times maintained on a “zero balance” basis or the balance of such account is transferred at the end of each Business Day to another account, in each case, in the ordinary course of business, (D) contain at all times less than $500,000 individually and $1,000,000 in the aggregate for all such accounts, (E) are used as escrow accounts or otherwise with third parties to the extent the Liens on such deposits or securities therein in favor of such third party constitute Permitted Liens, and (F) are tax accounts, including without limitation, sales tax accounts, or (ii) accounts maintained outside of the United States (each such account described in the foregoing clauses (i) and (ii), an “Excluded Account”).
6.19    Financial Advisor. At all times following the Closing Date and prior to the Reporting Reversion Date, the Borrower shall have and continue to retain a financial advisor acceptable to the Administrative Agent (it being understood that Alvarez & Marsal North America, LLC has been retained and is acceptable) and the Administrative Agent shall have been provided reasonable access to such financial advisor.
6.20    Other Post-Closing Requirements.
(a)    With respect to each of the Loan Parties’ respective deposit accounts and securities accounts existing on the Closing Date (other than an Excluded Account) not subject to a Control Agreement as of such date, the Borrower and the other Loan Parties shall deliver to the Administrative Agent a Control Agreement (or an amendment thereto) with respect to each such deposit account and securities account within thirty (30) days (or such longer period as the Administrative Agent may agree in its sole discretion) after the Closing Date.
(b)    Within the time periods after the Closing Date specified in Schedule 6.20 hereto, or such later date as the Administrative Agent may agree in its sole but good faith discretion, the Borrower shall deliver, or cause to be delivered, the documents or take, or cause to be taken, the actions specified on Schedule 6.20. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described in this Section 6.20 within the time periods required by this Section 6.20, rather than as elsewhere provided in the Loan Documents).
(c)    With respect to each of the Loan Parties' respective Intellectual Property existing on the Closing Date required to be perfected pursuant to the Loan Documents but not subject to an intellectual property security agreement as of such date, deliver to the Administrative Agent an intellectual property security agreement in form and substance satisfactory to the Administrative Agent with respect to such Intellectual Property within thirty (30) days (or such longer period as the Administrative Agent may agree in its sole discretion) after the Closing Date.
6.21    Additional Information. From the Closing Date through the Reporting Reversion Date, and without limiting any other provision of this Agreement, the Borrower and the other Loan Parties shall (a) regularly consult with, and respond to the reasonable inquiries of, the Administrative Agent’s advisors, (b) (i) provide on a “professionals eyes only” basis, (x) prior to the Additional Tax Equity Financing Date, bi-weekly updates to the Administrative Agent and its advisors regarding progression towards follow-on consumer lease financing origination, and (y) thereafter, monthly updates to the Administrative Agent and its advisors regarding progression towards follow-on consumer lease financing origination, (ii) prior to the Additional Tax Equity Financing Date, provide to the Administrative Agent and its advisors, on a monthly basis, a portfolio report and operating reports in respect of the non-recourse financings listed as items 1, 2, and 4 on Schedule 4.01(t), in each case in respect of the most recently ended month and (iii) provide to the Administrative Agent and its advisors monthly reporting with respect to the implementation of cost saving initiatives and product transition described in the Borrower’s business plan and in a form reasonably acceptable to the Borrower, (c) provide to the Administrative Agent and its advisors a detailed summary of open and closed facilities relating to all Project Companies, Joint Ventures and Non-Recourse Indebtedness on or prior to the date that the financial statements are required to have been delivered pursuant to Section 6.01(b) for the fiscal quarter ending March 31, 2024, including obligations relating to performance guarantees and warranties, and (d) set up at an agreed regular time and hold (and which may be moved upon the agreement of the relevant parties) (x) prior to the Additional Tax Equity Financing Date, a bi-weekly call, and (y) thereafter, a monthly call, in each case between the Administrative Agent and/or its advisors and the Borrower and/or its advisors, which call shall include consultations on the Budget, current and anticipated cash receipts and disbursements (including vendor payments) and liquidity, and variances therefrom, the company’s business plan and forecasts and financing efforts (including any tax equity financing).
6.22    Tax Reporting. In addition to the Intended Tax Treatment, the Loan Parties hereto agree that the Tranche 1 Term Loans, and Tranche 2 Term Loans (if issued), will be treated as debt for U.S. federal income tax purposes and the Loan Parties shall not file any tax return, report or declaration inconsistent with the foregoing, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code unless, in the case of the Tranche 2 Term Loans (if issued), the Loan Parties have obtained the Tranche 2 Lenders’ prior written consent.
ARTICLE VII
NEGATIVE COVENANTS
Until the occurrence of the Facility Termination Date, each Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that it shall not, and

(other than with respect to Section 7.10) shall not permit its Restricted Subsidiaries (or, with respect to Sections 7.14 and 7.15, its Subsidiaries) to, directly or indirectly:
7.01    Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created hereunder;
(b)    Existing Debt on the Closing Date which is set forth in Part A of Schedule 7.01 and has been designated on such Schedule as Indebtedness that will remain outstanding following the Closing Date, and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof (except in an amount equal to fees and premiums reserved in connection therewith) and any Permitted Refinancing Debt in respect thereof;
(c)    unsecured Indebtedness of the Borrower owing to any Restricted Subsidiary, or of any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary, to the extent constituting an Investment permitted by Section 7.05(a)(i); provided that:
(i)    any such Indebtedness owed to a Loan Party shall be evidenced by a promissory note that shall be pledged to the Collateral Agent in accordance with the terms of the Collateral Documents; and
(ii)    all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subject to and evidenced by a subordinated intercompany note in form and substance reasonably satisfactory to the Administrative Agent;
(d)    other Indebtedness incurred after the Closing Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Financing Lease Obligations or purchase money Indebtedness and/or secured by Liens permitted under Section 7.02(h) and any Permitted Refinancing Debt in respect thereof, in an aggregate principal amount at any time outstanding not to exceed the greater of $50,000,000 and 3.0% of Adjusted Consolidated Net Tangible Assets for the most recently ended Test Period;
(e)    Guarantees permitted under Section 7.03;
(f)    (i) Junior Indebtedness incurred by any Loan Party; provided that (A) no Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 (and if tested prior to the date on which the compliance certificate for the fiscal quarter ending on or about March 31, 2025 has been delivered, assuming that the financial covenants set forth in Section 7.10 applicable to the fiscal quarter ending on or about March 31, 2025 were then in effect), (C) [reserved], (D) if the weighted average life to maturity of such Junior Indebtedness is shorter than the remaining weighted average life to maturity of the then-existing Loans, or if such Junior Indebtedness has a scheduled maturity date earlier than 91 days following the Maturity Date, at least two Business Days prior to the incurrence thereof, the Borrower shall have provided a written notice of the incurrence thereof and of such shorter remaining weighted average life to maturity and/or such scheduled maturity date, as applicable, (provided that any of the following clauses (D)(I) through (D)(III) (the “Excluded Convertible Debt Conditions”) will not cause such Indebtedness to fail to satisfy the requirements of this clause (D):

(I)    any customary requirement to repurchase or offer to repurchase any Additional Convertible Debt in connection with a change of control or “fundamental change”; (II) any right of any holder of any Additional Convertible Debt to convert, exchange or exercise such Additional Convertible Debt, or any actual conversion, exchange or exercise of any Additional Convertible Debt, in each case into or for common stock or other common Equity Interests of the Borrower (and cash in lieu of any fractional share of common Equity Interests) and/or cash (in an amount determined by reference to the price of such common Equity Interests); and (III) any optional right of the issuer of Additional Convertible Debt to call such Additional Convertible Debt for redemption, (E) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums, prepayment or redemption provisions and any provisions customary for convertible notes), as reasonably determined by the Borrower, are not materially more restrictive (when taken as a whole) to the Borrower and its Restricted Subsidiaries than the terms and conditions set forth in this Agreement as in effect at the time of such issuance or incurrence (except for covenants or other provisions that are also added for the benefit of the Facilities or that only apply after the then-latest Maturity Date of the Facilities), (F) to the extent such Indebtedness is secured, such Indebtedness shall not be secured by any assets other than the Collateral securing the Secured Obligations, (G) to the extent such Indebtedness is guaranteed, such Indebtedness shall not be guaranteed by any Person which is not a Loan Party, (H) if such Indebtedness is secured, such Indebtedness shall be subject to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Agent, (I) to the extent such Indebtedness is subordinated in right of payment to the Secured Obligations, such Indebtedness shall be subject to a subordination agreement reasonably satisfactory to the Administrative Agent and (J) such Indebtedness shall not have any scheduled amortization, mandatory prepayment or redemption features while the Facility is outstanding (other than (I) customary asset sale events, (II) insurance and condemnation proceeds events, (III) change of control or “fundamental change” offers, (IV) mandatory prepayments or redemptions with the proceeds of refinancing Indebtedness in respect thereof or Indebtedness that is not otherwise permitted thereunder, (V) acceleration rights after an event of default (howsoever defined), (VI) excess cash flow sweeps (solely to the extent the same excess cash flow sweeps are added for the benefit of the Lenders under this Agreement), (VII) any right of any holder of any Additional Convertible Debt to convert, exchange or exercise such Additional Convertible Debt, or any actual conversion, exchange or exercise of any Additional Convertible Debt, in each case into or for common Equity Interests of the Borrower (and cash in lieu of any fractional share of common Equity Interests) and/or cash (in an amount determined by reference to the price of such common Equity Interests), and (VIII) any optional right of the issuer of Additional Convertible Debt to call such Additional Convertible Debt for redemption which are, in each case of clauses (I) to (IV), subject to any required prepayment or repayment of the Obligations in connection therewith) (the foregoing clauses (J)(I) through (J)(VIII) collectively, the “Excluded Events”) and (ii) Permitted Refinancing Debt in respect thereof;

(g)    other Indebtedness in an aggregate principal amount at any time outstanding not to exceed of the greater of $50,000,000 and 3.0% of Adjusted Consolidated Net Tangible Assets for the most recently ended Test Period;
(h)    (i) Indebtedness assumed in connection with Permitted Acquisitions in an aggregate principal amount at any time outstanding not to exceed (together with any Permitted Refinancing Debt in respect thereof) the greater of $50,000,000 and 3.0% of Adjusted Consolidated Net Tangible Assets for the most recently ended Test Period and (ii) any Permitted Refinancing Debt in respect thereof; provided that (x) such Indebtedness exists at the time such Permitted Acquisition is consummated and is not created or incurred in connection therewith or in contemplation thereof, (y) no Loan Party (other than such Person so acquired in such Permitted Acquisition or any other Person that such Person merges with or that acquires the assets of such Person in connection with such Permitted Acquisition) shall have any liability or other obligation with respect to such Indebtedness and (z) if such Indebtedness is secured, no Lien thereon shall extend to or cover any other assets other than the assets acquired in such Permitted Acquisition (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) or attach to any other property of the Borrower or any of its Restricted Subsidiaries;
(i)    Hedging Agreements permitted by Section 7.05(b), and Swap Contracts entered into in connection with any Permitted Convertible Debt Call Transaction;
(j)    performance and surety bonds entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (including, for the avoidance of doubt, the Specified Surety Bond);
(k)    current liabilities of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business that is extended in connection with the normal purchases of goods and service;
(l)    to the extent constituting Indebtedness, Permitted Project Recourse;
(m)    Indebtedness solely resulting from a pledge of the membership interests or other equity interests in an Unrestricted Subsidiary or Joint Venture owned by the Borrower or a Restricted Subsidiary securing indebtedness of such Unrestricted Subsidiary or Joint Venture;
(n)    Indebtedness incurred or deposits made by the Borrower or any Restricted Subsidiary (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or such Restricted Subsidiary is a party, (iii) to secure public or statutory obligations of the Borrower or any Restricted Subsidiary, and (iv) of cash or U.S. government securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(o)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(p)    Indebtedness of the Loan Parties (i) incurred under the First Lien Loan Documents and (ii) that constitutes a Permitted First Lien Refinancing, in an aggregate outstanding principal amount for clauses (i) and (ii) not to exceed the First Lien Cap (as such term is defined in the Intercreditor Agreement); provided that (i) all such Indebtedness incurred (and all Liens, if any, securing such Indebtedness) shall at all times be subject to the Intercreditor Agreement as “First Lien Obligations” thereunder (or replacement intercreditor agreement on terms reasonably acceptable to the Administrative Agent and the Required Lenders) and such Indebtedness shall not be secured other than by assets that constitute Collateral and shall not be guaranteed by any Person that is not a Loan Party, (ii) the Borrower shall have delivered to the Administrative Agent copies of the First Lien Loan Documents entered into in connection therewith, and (iii) such Indebtedness at all times shall not contain any covenants and events of default that are materially more restrictive to the Loan Parties than the covenants and events of default applicable under this Agreement as in effect at the time of such issuance or incurrence (except for covenants or other provisions that are also added for the benefit of the Facilities or that only apply after the then-latest Maturity Date of the Facilities);
(q)    Junior Indebtedness of the Loan Parties not to exceed $250,000,000 plus the amount of interest paid-in-kind pursuant to the terms thereof, at any time; provided that (i) if any such Junior Indebtedness is secured, (x) such Junior Indebtedness shall not be secured by any Lien on any property other than the Collateral and shall not be guaranteed by any Person that is not a Loan Party and (y) such Junior Indebtedness (and all Liens securing such Junior Indebtedness) shall at all times be subject to the Intercreditor Agreement (or another intercreditor agreement on terms reasonably acceptable to the Administrative Agent and the Required Lenders), (ii) the Borrower shall have delivered to the Administrative Agent copies of the documentation of such Junior Indebtedness entered into in connection therewith, (iii) such Indebtedness shall at all times (1) not have a scheduled amortization or mandatory prepayment, in each case, prior to the date that is 91 days following the Maturity Date (as defined in the First Lien Credit Agreement) provided that (x) any event described in sub-clause (I), (II) and/ or (III) of “Excluded Events” will not cause such Junior Indebtedness and (y) any Excluded Convertible Debt Conditions and/or Excluded Events will not cause any Permitted Refinancing Debt, in each case, to fail to satisfy any requirement of this clause (1) and, (2) not require the payment in cash of any interest, fees, principal or other amounts (in each case, other than payment of any legal fees of counsel to the applicable lenders and any similar out-of-pocket expenses, to the extent required under the applicable agreement and agency fees) prior to the date on which the Facility Termination Date has occurred, unless such payment is expressly permitted by, and subject to the conditions set forth in, this Agreement and does not contravene the Intercreditor Agreement, provided that, any mandatory prepayment that is subject to the prior payment in full in cash of the Obligations shall be permitted,and (3) not contain any covenants and events of default that are more restrictive to the Loan Parties than the covenants and events of default applicable under the Credit Agreement (except for covenants or other provisions that are also added for the benefit of the Facilities or that only apply after the then-latest Maturity Date of the Facilities); and
(r)    Guarantees by a Person of Indebtedness that is permitted to be incurred by such Person under other provisions of this Section 7.01 (other than Section 7.01(e));
provided, that no Indebtedness pursuant to clause (h) of this Section 7.01 may be incurred and no Indebtedness pursuant to clause (g) in excess of $10,000,000 may be incurred from the Second Amendment Effective Date through January 1, 2025.
7.02    Liens. Create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”).
(a)    Liens securing Indebtedness permitted pursuant to (i) Section 7.01(a) created by the Loan Documents, (ii) Section 7.01(p) created by the First Lien Loan Documents and any Liens otherwise securing First Lien Obligations up to the First Lien Cap and (iii) Section 7.01(q) to the extent such Indebtedness is secured;
(b)     any Lien on any property or asset of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date and set forth in Part C of Schedule 7.01 (excluding, however, following the Closing Date, the Liens in favor of any Person other than the Collateral Agent securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the Closing Date); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or such Restricted Subsidiaries (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) and (ii) such Lien shall secure only those obligations which it secures on the Closing Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and any Permitted Refinancing Debt in respect thereof and (ii) any Lien on any property or asset of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date and set forth in Schedule 7.01; provided that (1) such Lien shall not apply to any other property or asset of the Borrower or such Restricted Subsidiaries (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon) and (2) such Lien shall secure only those obligations which it secures on the Closing Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and any Permitted Refinancing Debt in respect thereof;
(c)    Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Restricted Subsidiaries in accordance with GAAP;
(d)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8.01(j);
(e)    pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than financing leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)    easements, rights-of-way, restrictions, licenses and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(g)    Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;
(h)    Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by the Borrower or any of its Restricted Subsidiaries, provided that (i) such Liens secure Indebtedness (including Financing Lease Obligations and purchase money Indebtedness) permitted by Section 7.01(d), (ii) such Liens and the Indebtedness secured thereby (other than any Permitted Refinancing Debt in respect thereof) are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement or were in effect at the time the Borrower or its applicable Restricted Subsidiary acquired the assets or stock, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of the Borrower or its Restricted Subsidiaries (other than the proceeds or products thereof, accessions or additions thereto and improvements thereon);
(i)    Liens securing Indebtedness permitted under Section 7.01(f); provided that, such Liens shall be subject to an intercreditor agreement or subordination agreement, as applicable, reasonably satisfactory to the Administrative Agent;
(j)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.16), in each case, after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) any such Lien shall not encumber any other property of the Borrower or any of its Restricted Subsidiaries (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations permitted hereunder require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby is permitted under Section 7.01(h);
(k)    Liens on Equity Interests of Unrestricted Subsidiaries and Joint Ventures owned by the Borrower or any of its Restricted Subsidiaries securing Non-Recourse Indebtedness or otherwise created pursuant to Contractual Obligations of such Unrestricted Subsidiary or Joint Venture that do not encumber any other property or assets of the Borrower or any of its Restricted Subsidiaries;
(l)    any interest of title of a lessor under, and Liens arising from leases permitted by this Agreement;
(m)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
(n)    Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements entered into in the ordinary course of business;
(o)    Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Restricted Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property or (iii) zoning laws, ordinances or municipal regulations;
(p)    Liens on any amounts held by a trustee under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(q)    Liens solely on cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition or other transaction permitted hereunder; and
(r)    other Liens; provided that the obligations secured by such Liens shall not exceed at any time outstanding (i) during the fiscal year 2024, the greater of $25,000,000 and 1.5% of Adjusted Consolidated Net Tangible Assets for the most recently ended Test Period and (ii) thereafter, the greater of $10,000,000 and 1.5% of Adjusted Consolidated Net Tangible Assets for the most recently ended Test Period; provided further that, in the event that the Liens incurred pursuant to this clause (r) are secured by the Collateral, then such Liens shall rank junior to the Liens securing the Secured Obligations and, in any such case, the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement reasonably satisfactory to the Administrative Agent; provided, further, that any such Liens that exist during the fiscal year 2024 shall not secure Indebtedness for borrowed money.
7.03    Contingent Liabilities. Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:
(a)    endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(b)    Guarantees, surety bonds and letters of credit in effect on the Closing Date which are disclosed in Part D of Schedule 7.01;
(c)    Guarantees by the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted to be incurred by the Borrower or such Restricted Subsidiary hereunder (other than pursuant to Indebtedness permitted under Section 7.01(l)); provided that (i) no Guarantee in respect of any Junior Indebtedness shall be permitted unless the guaranteeing party shall have also provided a guarantee of the Secured Obligations on the terms set forth in this Agreement and (ii) if the Indebtedness being guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the guarantee of the Secured Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(d)    Obligations in respect of Letters of Credit (under and as defined in the First Lien Credit Agreement);
(e)    Guarantees of obligations of Foreign Subsidiaries (including indemnities for surety and performance bonds) with respect to contracts entered into in the ordinary course of business of such Foreign Subsidiary;
(f)    Permitted Project Recourse;
(g)    Guarantees permitted as Indebtedness under Section 7.01 (other than 7.01(e) or (r)); and
(h)    Guarantees by the Borrower or any of its Restricted Subsidiaries entered into in connection with a Permitted Acquisition for the payment of any portion of the purchase price which is contingent on the earnings of the target of such Permitted Acquisition.
7.04    Fundamental Changes; Dispositions. Enter into any transaction of merger or consolidation or amalgamation or Division or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property or business (whether now owned or hereafter acquired) or convey, sell, lease, transfer or otherwise Dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests) other than:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Restricted Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, a Loan Party is the surviving corporation;
(b)    any Loan Party may sell, convey, lease, transfer or otherwise Dispose of any or all of its assets or property (upon voluntary liquidation or otherwise) to any other Loan Party;
(c)    any Restricted Subsidiary that is not a Loan Party may convey, sell, or Dispose of its assets (including any Disposition that is in the nature of a liquidation) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;
(d)    the Borrower or any of its Restricted Subsidiaries may sublease real property to the extent such sublease would not interfere with the operation of the business of the Borrower or such Restricted Subsidiary;
(e)    the Borrower or any of its Restricted Subsidiaries may sell, assign, transfer or otherwise Dispose of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and any property no longer used or useful in the business of the Borrower and its Restricted Subsidiaries;
(f)    the Borrower or any of its Restricted Subsidiaries may sell, transfer or otherwise Dispose of inventory or other assets in the ordinary course of business, including the sale of electricity, gas, solar and other renewable energy credits and other environmental attributes in the ordinary course of business, the movement of allocations of renewable energy credits amongst utilities and sales, transfers or other Dispositions of assets in accordance with the terms of the Loan Purchase Agreement;
(g)    the Borrower or any of its Restricted Subsidiaries may sell, transfer or otherwise Dispose of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or (iii) such equipment was acquired by, and transferred or sold in the ordinary course of business by the Borrower or such Restricted Subsidiary, to satisfy its obligations under any construction, operation or similar contract entered into with any third party;
(h)    in connection with any Investment permitted under Section 7.05(a), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower that is a Restricted Subsidiary and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;

(i)    Dispositions of property by the Borrower or any of its Restricted Subsidiaries to the Borrower or to a wholly-owned Subsidiary of the Borrower that is a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must either be the Borrower or another Loan Party;
(j)    the Borrower or any of its Restricted Subsidiaries may sell, transfer, assign or otherwise dispose of the assets of any Unrestricted Subsidiary or the Equity Interests of any Unrestricted Subsidiary;
(k)    the Borrower or any of its Restricted Subsidiaries may sell receivables for collection;
(l)    Dispositions by the Borrower or any of its Restricted Subsidiaries of cash or Cash Equivalents;
(m)    any Disposition by the Borrower or any of its Restricted Subsidiaries of other assets for fair market value after the Closing Date in an amount during any fiscal year of the Borrower not to exceed the greater of (i) $30,000,000 and (ii) 2.0 % of Adjusted Consolidated Net Tangible Assets for the most recently ended Test Period; provided that (A) no Default or Event of Default exists or would result therefrom, (B) at least 75% of the total consideration for any such Disposition shall be received by the Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents (in each case, free and clear of all Liens at the time received, other than non- consensual Permitted Liens), provided, however, that for the purposes of this clause (B), any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within ninety (90) days following the closing of the applicable Disposition shall be deemed to be cash, (C) if applicable, the Net Cash Payments thereof shall be used to prepay the Loans to the extent required by Section 2.05(c) and (D) the Borrower shall be in Pro Forma Compliance with the financial covenants under Section 7.10 (and if tested prior to the date on which the compliance certificate for the fiscal quarter ending on or about March 31, 2025 has been delivered, assuming that the financial covenants set forth in Section 7.10 applicable to the fiscal quarter ending on or about March 31, 2025 were then in effect);
(n)    (i) the Specified Dispositions and (ii) the Specified Minority Interests Disposition;
(o)    the Borrower or any of its Restricted Subsidiaries may make Dispositions resulting in Net Cash Payments not to exceed $5,000,000, individually, or $10,000,000 in the aggregate during any fiscal year of the Borrower;
(p)    to the extent constituting Dispositions, Liens permitted under Section 7.02, Investments permitted under Section 7.05 and Restricted Junior Payments permitted under Section 7.06;
(q)    the Borrower or any of its Restricted Subsidiaries may grant (i) non- exclusive licenses to IP Rights in the ordinary course of business and (ii) exclusive licenses to IP Rights to the extent used exclusively in discontinued or disposed operations; and
(r)    performance by the Borrower of its obligations under any Permitted Convertible Debt Call Transaction, in each case solely as permitted by this Agreement.
7.05    Investments; Hedging Agreements.

(a)    Make or permit to remain outstanding any Investment, except:
(i)    Investments consisting of Indebtedness permitted by Section 7.01 (other than Section 7.01(c)), Guarantees permitted by Section 7.03 and Investments (A) by any Loan Party to any other Loan Party, (B) by any Restricted Subsidiary that is not a Loan Party to a Loan Party, (C) by any Restricted Subsidiary that is not a Loan Party to a Restricted Subsidiary that is not a Loan Party and (D) by any Loan Party to a Restricted Subsidiary that is not a Loan Party not to exceed the greater of (x) $25,000,000 and (y) 1.5% of the Adjusted Consolidated Net Tangible Assets at any time outstanding;
(ii)    Permitted Investments;
(iii)    Permitted Acquisitions after the Closing Date in an aggregate amount at any time outstanding not to exceed, together with any Investments made under Section 7.05(a)(vi) and 7.05(a)(vii), the greater of (A) $75,000,000 and (B) 5.0% of Adjusted Consolidated Net Tangible Assets of the most recently ended Test Period, so long as no Event of Default shall have occurred and be continuing or would result therefrom;
(iv)    Investments existing on the Closing Date and set forth in Schedule 7.05;
(v)    checking and deposit accounts with banks used in the ordinary course of business maintained with depository institutions that either (A) have executed Control Agreements with respect thereto or (B) constitute Excluded Accounts;
(vi)    Investments in Unrestricted Subsidiaries; provided, that at the time of each such Investment and immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10; and (C) the aggregate amount of such Investments at any time outstanding shall not exceed, together with any Investments made under Sections 7.05(a)(iii) and 7.05(a)(vii), the greater of (x) $75,000,000 and (y) 5.0% of Adjusted Consolidated Net Tangible Assets of the most recently ended Test Period;
(vii)    Investments in Joint Ventures in an aggregate amount at any time outstanding not to exceed, together with any Investments made under Sections 7.05(a)(iii) and 7.05(a)(vi), the greater of (A) $75,000,000 and (B) 5.0% of Adjusted Consolidated Net Tangible Assets of the most recently ended Test Period, so long as no Event of Default shall have occurred and be continuing or would result therefrom;
(viii)    other Investments so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) (x) the Borrower shall be in Pro Forma Compliance with all financial covenants set forth in Section 7.10 (and if tested prior to the date on which the compliance certificate for the fiscal quarter ending on or about March 31, 2025 has been delivered, assuming that the financial covenants set forth in Section 7.10 applicable to the fiscal quarter ending on or about March 31, 2025 were then in effect);
(ix)    other Investments not described above in an aggregate amount at any time outstanding not to exceed the greater of (A) $50,000,000 and (B) 3.0% of Adjusted Consolidated Net Tangible Assets of the most recently ended Test Period so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(x)    to the extent constituting an Investment, Permitted Project Recourse;
(xi)    Investments in connection with, and the performance of obligations under (including, for the avoidance of doubt, the entry into, payment of any premium with respect to, and the settlement of), any Permitted Convertible Debt Call Transaction, in each case solely as permitted by this Agreement; and
(xii)    Investments in accordance with the terms of the Loan Purchase Agreement.
provided, that no Investments pursuant to clauses (i)(D) in excess of $5,000,000 in the aggregate, (iii), (iv), (vii), (viii) or (ix) of this Section 7.05(a) may be made from the Closing Date through January 1, 2025, except that the Borrower and its Restricted Subsidiaries may make Investments in an aggregate amount not to exceed $3,000,000 so long as such Investments are (x) made in the ordinary course of business in Unrestricted Subsidiaries (that are in existence as of the Closing Date) or (y) committed to be provided as of the Closing Date and disclosed to the Lenders on Schedule 7.05A (it being agreed and understood that the Borrower and its Restricted Subsidiaries shall also be permitted under this Section 7.05 to make payments to Unrestricted Subsidiaries pursuant to ordinary course transfer pricing arrangements consistent with past practices).
(b)    The Loan Parties will not enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities.
7.06    Restricted Junior Payments. Declare or make any Restricted Junior Payment at any time; provided, however, that:
(a)    any Restricted Subsidiary of the Borrower may pay dividend or make other distribution, direct or indirect, on account of any shares of any class of its Equity Interest to the Borrower or any other Restricted Subsidiaries of the Borrower and, in the case of any such Restricted Subsidiary that is not a Wholly Owned Subsidiary, to any other Person that owns a direct Equity Interest in such Restricted Subsidiary ratably according to their respective holding of the type of Equity Interest in respect of which such Restricted Junior Payment is being made;
(b)    the Borrower may redeem or purchase the Equity Interests of the Borrower held by any employee, officer or director of the Borrower for aggregate cash consideration not to exceed $3,000,000 in any fiscal year;
(c)    the Borrower may make payments in cash in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of Equity Interests of the Borrower where, in the case of any such cash payment, fractional shares of common stock would otherwise be required to be delivered;
(d)    any Restricted Subsidiary of the Borrower may redeem, retire, purchase or otherwise acquire an Equity Interest of such Restricted Subsidiary with the proceeds of an Investment in such Restricted Subsidiary that is permitted by Section 7.05;
(e)    the Loan Parties may make regularly scheduled payments of interest and principal in respect of Junior Indebtedness incurred prior to the Closing Date on the dates and in the amounts set forth in the applicable debt documents governing such Junior Indebtedness but no mandatory or optional prepayments of such Junior Indebtedness may be made except as permitted by Section 7.06(f);
(f)    the Borrower and its Restricted Subsidiaries may (i) make mandatory prepayments of Junior Indebtedness to the extent contemplated by Section 7.01(f), (p) and/or (q) (subject, other than in the case of any Excluded Convertible Debt Condition of the type described in clause (II) of the definition thereof, to the prior payment in full of the Obligations) and/or Section 7.01(q) (subject, other than in the case of (1) any Excluded Convertible Debt Condition of the type described in clause (II) of the definition thereof and (2) any Excluded Event of the type described in clause (VII) of the definition thereof, to the prior payment in full of the Obligations) (for the avoidance of doubt, subject to any required prepayment or repayment of the Obligations in connection therewith to the extent required by Section 7.01(f), (p) and/or (q)), respectively, (ii) incur any Permitted Refinancing Debt in respect of any Junior Indebtedness and make any optional or mandatory prepayment of such Junior Indebtedness with the proceeds of such Permitted Refinancing Debt, and (iii) (A) make any payments in connection with Permitted Bond Hedge Transaction permitted or required in accordance with its terms and (B) settle any related Permitted Warrant Transaction (I) by delivery of shares of the Borrower’s common stock upon settlement thereof or (II) by (x) set-off against the related Permitted Bond Hedge Transaction or (y) payment of an early termination amount thereof in common stock upon any early termination thereof;
(g)    the Borrower and its Restricted Subsidiaries may make other Restricted Junior Payments (other than pursuant to clause (e) of the definition thereof) so long as (i)the First Lien Secured Net Leverage Ratio on a Pro Forma Basis shall not exceed 4.00:1.00, (ii) the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 (and if tested prior to the date on which the compliance certificate for the fiscal quarter ending on or about March 31, 2025 has been delivered, assuming that the financial covenants set forth in Section 7.10 applicable to the fiscal quarter ending on or about March 31, 2025 were then in effect) and (iii) no Event of Default has occurred and is continuing or would result therefrom; and
(h)    so long as the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10 (and if tested prior to the date on which the compliance certificate for the fiscal quarter ending on or about March 31, 2025 has been delivered, assuming that the financial covenants set forth in Section 7.10 applicable to the fiscal quarter ending on or about March 31, 2025 were then in effect) the Borrower and its Restricted Subsidiaries may make Restricted Junior Payments (other than pursuant to clause (e) of the definition thereof) in an aggregate amount during any fiscal year of the Borrower not to exceed the greater of (i) $50,000,000 and (ii) 3.0% of Adjusted Consolidated Net Tangible Assets for the most recently ended Test Period, so long as no Event of Default has occurred and is continuing or would result therefrom;
provided, that no Restricted Junior Payments pursuant to clause (h) of this Section 7.06 may be made from the Closing Date through January 1, 2025.
7.07    Transactions with Affiliates. Directly or indirectly (w) make any Investment in an Affiliate; (x) transfer, sell, lease, assign or otherwise Dispose of any property to an Affiliate; (y) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (z) enter into any other transaction or series of related transactions directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate), in each case, with a value in excess of $5,000,000; provided that:
(a)    any Affiliate who is an individual may serve as a director, officer, employee or consultant of the Borrower or any Restricted Subsidiary, may receive reasonable compensation and indemnification for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (b) of the definition thereof;
(b)    the Borrower and its Restricted Subsidiaries may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.07 consisting of Permitted Project Recourse or other Investments in Restricted Subsidiaries or Project Companies permitted under Section 7.05 or Restricted Junior Payments allowed under Section 7.06;
(c)    (i) the Loan Parties may engage in and continue transactions with other Loan Parties, and (ii) Restricted Subsidiaries that are not Loan Parties may engage in and continue transactions with other Restricted Subsidiaries that are not Loan Parties;
(d)    the Borrower and its Restricted Subsidiaries may engage in transactions with Affiliates in the ordinary course of business on terms which are not materially less favorable to the Borrower and such Restricted Subsidiaries than those likely to be obtained in an arms’ length transaction between the Borrower and such Restricted Subsidiaries, on one hand, and a non-affiliated third party, on the other hand, and, if the value of such transactions or series of transactions exceed $50,000,000, such transaction shall be approved by a majority of the Disinterested Directors of the board of directors of the Borrower or such Restricted Subsidiaries, as applicable. “Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction;
(e)    the Borrower and its Restricted Subsidiaries may license IP Rights on a non- exclusive basis to the Borrower and its Restricted Subsidiaries; and
(f)    the Borrower and its Restricted Subsidiaries may enter into transactions pursuant to the Loan Documents (including the Warrant, the Registration Rights Agreement, any agreements related thereto or other Equity Interests issued in connection therewith).
(g)    Notwithstanding anything to the contrary under this Agreement, the entry into and compliance with this Agreement and the other Loan Documents, including any payment in respect of any Obligations (whether for principal, interest, PIK Interest, prepayment and repayment premium (including Applicable Premium), fees, expenses, indemnification or otherwise) made to any Lender (including any Lender which is an Affiliate of any Loan Party, in such capacity as Lender) under this Agreement shall not be subject to this Section 7.07 and shall be permitted under this Agreement without further conditionality.
7.08    Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement) that prohibits, restricts or imposes any condition upon (a) the ability of any the Loan Parties to create, incur or permit to exist any Lien upon any of its property or assets constituting Collateral to secure the Secured Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any other Restricted Subsidiary or to Guarantee Indebtedness of any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, the other Loan Documents, and/ or the First Lien Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 7.08 (but shall apply to any extension or renewal of, or any amendment or modification, in each case, expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to restrictions applicable to a Restricted Subsidiary at the time it was acquired so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Restricted Subsidiary of a Loan Party pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary (or to the Loan Party with respect to the equity in such Restricted Subsidiary) that is to be sold and such sale is permitted hereunder, (v) the foregoing shall not apply to customary restrictions in a joint venture agreement permitted hereunder or other Permitted Liens contained therein, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement to the extent such restrictions or conditions are not materially more restrictive than the provisions set forth in this Agreement (except for covenants or other provisions that are also added for the benefit of the Facilities or that only apply after the then-latest Maturity Date of the Facilities), and (vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
7.09    Sale-Leaseback Transactions. Directly or indirectly, enter into any arrangements with any Person whereby it shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.
7.10    Certain Financial Covenants.
(a)    First Lien Secured Net Leverage Ratio. Commencing with the fiscal quarter ended on or about March 31, 2025, the Borrower shall not permit the First Lien Secured Net Leverage Ratio on the last date of any Test Period set forth below to exceed the First Lien Secured Net Leverage Ratio set forth below for such Test Period:

Test Period Ending On or About	Maximum First Lien Secured Net Leverage Ratio
March 31, 2025	6.00:1.00
June 30, 2025	5.50:1.00
September 30, 2025 – September 30, 2026	5.00:1.00
December 31, 2026 and thereafter	4.50:1.00

(b)    Consolidated Interest Coverage Ratio. Commencing with the fiscal quarter ended on or about March 31, 2025, the Borrower shall not permit the Consolidated Interest Coverage Ratio on the last day of any Test Period set forth below to be less than the Consolidated Interest Coverage Ratio set forth below for such Test Period:

Test Period Ending On or About	Minimum Consolidated Interest Coverage Ratio
March 31, 2025	1.00:1.00
June 30, 2025	1.25:1.00
September 30, 2025 – September 30, 2026	1.50:1.00
December 31, 2026 and thereafter	1.75:1.00

(c)    Consolidated Asset Coverage Ratio. Commencing with the fiscal quarter ended on or about March 31, 2025, the Borrower shall not permit the Consolidated Asset Coverage Ratio on the last day of any Test Period set forth below to be less than the Consolidated Asset Coverage Ratio set forth below for such Test Period:

Test Period Ending On or About	Minimum Consolidated Asset Coverage Ratio
March 31, 2025	1.00:1.00
June 30, 2025	1.25:1.00
September 30, 2025 and thereafter	1.50:1.00

(d)    Minimum Liquidity. The Borrower shall not permit Liquidity on the last day of any Test Period set forth below to be less than the Liquidity set forth below for such Test Period:

Test Period Ending On or About	Minimum Liquidity
March 31, 2024	$20,000,000
June 30, 2024	$30,000,000
September 30, 2024	$30,000,000
December 31, 2024	$50,000,000
March 31, 2025 and thereafter	$70,000,000
7.11    Lines of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto; provided that the Borrower or any of its Restricted Subsidiaries may engage in any Similar Business.
7.12    [Reserved].
7.13    Modifications of Certain Documents. Consent to any modification, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any First Lien Obligations and/or Junior Indebtedness (including, for the avoidance of doubt, any Indebtedness outstanding under Section 7.01(p) or Section 7.01(q), respectively) or any other Existing Debt, any Organization Documents or the Loan Purchase Agreement, in each case, (i) in a manner that would reasonably be expected to be materially adverse to the Lenders or (ii) if such modification, supplement or waiver is not permitted by the Intercreditor Agreement.
7.14    Sanctions. Directly or knowingly indirectly, use any Borrowing or the proceeds of any Borrowing, or lend, contribute or otherwise make available such Borrowing or the proceeds of any Borrowing to any Person, for the purpose of funding any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.
7.15    Anti-Corruption Laws. Directly or knowingly indirectly, use any Borrowing or the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. The occurrence of any of the following shall constitute an event of default (each, an “Event of Default”).
(a)    the Loan Parties shall fail to pay to the Administrative Agent, the Collateral Agent or the Lenders, (i) any principal of any Loan when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise or (ii) any interest or fees in respect of any Loan or any other Obligation of the Loan Parties to the Administrative Agent or the Lenders within five (5) Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;
(b)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;
(c)    the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 6.01(a), (b), (c) or (d), 6.02(a), 6.03 (with respect to the existence of the Borrower), 6.05, 6.09, 6.10, 6.14 or in Article VII (it being expressly acknowledged and agreed that any failure of the Borrower at any measurement date to satisfy any financial covenant set forth in Section 7.10 shall not be deemed to be “cured” or remedied by the Borrower’s satisfaction of such financial covenant at any subsequent measurement date, but any such failure to comply with Section 7.10 shall be subject to Section 8.04 and an Event of Default with respect to Section 7.10 shall not occur until the expiration of the Borrower’s right to cure under Section 8.04), (ii) Sections 6.01(m) or (n) and such failure shall continue unremedied for a period of ten (10) days and (iii) Section 6.21(a) and such failure shall continue unremedied for a period of two (2) Business Days after notice thereof from the Administrative Agent to the Loan Parties;
(d)    the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Section 8.01) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) actual knowledge by an officer of any Loan Party or (ii) notice thereof from the Administrative Agent to the Loan Parties;
(e)    the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;
(f)    any event or condition occurs that results in any Material Indebtedness of the Borrower or any of its Restricted Subsidiaries becoming due prior to its scheduled maturity or that enables or permits (after the expiration of any applicable grace or cure period with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, other than any secured Indebtedness that becomes due on the sale of the assets securing such Indebtedness in a disposition permitted, or otherwise consented to, under Section 7.04; provided, however, that none of the following events will, in and of themselves, be a Default or Event of Default under this Section 8.01(f): (x) the occurrence of any customary event or condition (other than calling any Additional Convertible Debt for redemption) that vests the right of any holder of Additional Convertible Debt to submit any Additional Convertible Debt for conversion, exchange or exercise in accordance with its terms; or (y) any actual conversion, exchange or exercise of any Additional Convertible Debt in accordance with its terms;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i)    the Borrower or any of its Restricted Subsidiaries that is a Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;
(j)    a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any of its Restricted Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower or the relevant Restricted Subsidiary shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(k)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(l)    there shall occur any Change of Control; or
(m)    any of the following shall occur: (i) the Liens created hereunder or under the other Loan Documents shall at any time cease in any material respect to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) any Loan Document (other than any “certificates” described in clause (h) of the definition thereof) shall for whatever reason be terminated, or shall cease to be in full force and effect (other than in accordance with the terms thereof); or (iii) the enforceability or validity of any Loan Document shall be contested in writing by any Loan Party; or
(n)    if any of the following events occurs: (i) the Obligations shall cease to constitute “Second Lien Obligations” under the Intercreditor Agreement for any reason or (ii) the

Intercreditor Agreement shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms.
Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of Required Lenders (in their sole discretion)) as determined in accordance with Section 11.01 and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Required Lenders or by the Administrative Agent with the approval of the Required Lenders, as required hereunder in Section 11.01.
8.02    Remedies upon Event of Default.
(a)    If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)    declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligations shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts (including any Applicable Premium) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)    subject to Section 2.08(b), notify the Borrower that the outstanding principal of the Loans shall bear interest at the Default Rate; provided that, failure to provide such notice shall not prevent such interest from accruing or otherwise delay the due date thereof if such Default Rate is applicable pursuant to Section 2.08(b); and
(iv)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Applicable Law or equity;
provided, however, that upon the occurrence of an event described in Section 8.01(g) or (h), the Commitment of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (including any Applicable Premium) as aforesaid shall automatically become due and payable and the outstanding principal of the Loans shall bear interest at the Default Rate, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds.
(a)    After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to Sections 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the

Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest ) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and other Secured Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this Third clause payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this Fourth clause held by them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
8.04    Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 7.10(a), (b) or (c) and so long as any Equity Cure Contribution made to the Borrower after the last day of the fiscal quarter in respect of which such Default has occurred and on or prior to the date that is ten (10) Business Days after the date on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the applicable financial covenants under Section 7.10 at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, (i) in any four consecutive fiscal quarters, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and (ii) no more than five Specified Equity Contributions will be made in the aggregate over the life of the Facilities, (b) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Borrower to be in compliance with the applicable financial covenants set forth in Section 7.10 and (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA for purposes of determining basket levels and other items governed by reference to Consolidated EBITDA). To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating any financial covenant set forth in Section 7.10 for the fiscal quarter in respect of which such Specified Equity Contribution is made. The proceeds of the Specified Equity Contribution shall not be utilized for purposes of determining Unrestricted Cash for purposes of any financial covenant set forth in Section 7.10. For the avoidance of doubt, the Borrower shall not be able to obtain any Borrowing hereunder until receipt by the Administrative Agent of the Specified Equity Contribution and a Compliance Certificate evidencing the inclusion of such Specified Equity Contribution and demonstrating compliance with the applicable financial covenant under Section 7.10.

ARTICLE IX
AGENTS
9.01    Appointment and Authority.
(a)    Appointment. Each of the Lenders hereby irrevocably appoints, designates and authorizes GLAS USA LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints, designates and authorizes GLAS Americas LLC to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Collateral Agent. The Collateral Agent is appointed for the purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03    Exculpatory Provisions.
(a)    No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be solely administrative and mechanical in nature. Without limiting the generality of the foregoing, no Agent nor any of its Related Parties:

(i)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall have any duty to take any discretionary action or exercise any discretionary powers, and all discretionary rights and powers expressly contemplated hereby or by the other Loan Documents shall require such Agent exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law (it being agreed and understood that any action or delivery under the Loan Documents requiring the consent, approval, satisfaction or other discretion of an Agent, shall require such Agent to act at the instruction of the Required Lenders even where such language is not expressly included); and
(iii)    shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, obtained or in the possession of, the Administrative Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent herein.
(b)    No Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01, 8.01 8.02, and 8.03) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
(c)    No Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    No Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to the eligibility of an assignee. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is an Eligible Assignee or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Person that is not an Eligible Assignee.
(e)    Whenever in the administration of the Loan Documents the Administrative Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Administrative Agent (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, may conclusively rely upon instructions from the Required Lenders.
(f)    The Administrative Agent may request that the Required Lenders or other parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to Loan Documents.
(g)    Money held by the Administrative Agent in trust hereunder need not be segregated from other funds except to the extent required by law. The Administrative Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.
(h)    No Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
(i)    No Agent shall be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing, or (ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided).
(j)    In no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, pandemics or epidemics, or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.
9.04    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.
9.05    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with any syndication of the Facilities. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such subagents.
9.06    Resignation of an Agent.
(a)    Notice. Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    Defaulting Lender. If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as an Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Agent was acting as Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Agent.
9.07    Non-Reliance on Agents and the Other Lenders. Each Lender expressly acknowledges that neither Agent has made any representation or warranty to it, and that no act by an Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by an Agent to any Lender as to any matter, including whether an Agent has disclosed material information in their (or their Related Parties’) possession. Each Lender represents to each Agent that it has, independently and without reliance upon an Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08    No Other Duties, Etc. Notwithstanding anything herein to the contrary, none of the lead arrangers, bookrunners, or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

9.09    Administrative Agent May File Proofs of Claim: Credit Bidding.
(a)    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.
(b)    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
(c)    The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral
(i)    at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses 11.01(a)(i) through 11.01(a)(ix) of Section 11.01(a) of this Agreement), and (C) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10    Collateral and Guaranty Matters
(a)    Without limiting the provisions of Section 9.09, each of the Lenders irrevocably authorize each Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by such Agent under any Loan Document (i) upon the occurrence of the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;
(ii)    to subordinate any Lien on any property granted to or held by such Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(h); and
(iii)    to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Wholly Owned Subsidiary as a result of a transaction permitted under the Loan Documents; provided that, notwithstanding anything to the contrary herein, no guarantees (nor the security interest granted by any such Subsidiary Guarantor) will be released solely as a result of the relevant Subsidiary Guarantor ceasing to be a Wholly Owned Subsidiary unless (A) no Default or Event of Default exists or would result from the transaction that causes such Person to cease to be a Wholly Owned Subsidiary, (B) upon giving Pro Forma Effect to such release and the consummation of the transaction that causes such Person to cease to be a Wholly Owned Subsidiary, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 7.05 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Borrower’s direct or indirect equity interest therein as reasonably estimated by the Borrower and such Investment is permitted pursuant to Section 7.05 at such time, (C) any transfer of the Equity Interests of such Subsidiary shall be to a non-Affiliate of the Borrower for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such release, (D) if such Subsidiary Guarantor is a Guarantor on the Closing Date, such transaction would cause such Subsidiary Guarantor to cease to be a Subsidiary of the Borrower and (E) a Responsible Officer of the Borrower certifies to each Agent compliance with preceding clauses (A), (B), (C) and (D).
(b)    Each Agent shall be entitled to request written instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and such Agent may refrain from acting unless and until it receives those written instructions or that clarification. In the absence of written instructions, each Agent, as applicable, may act (or refrain from acting) as it considers to be in the best interests of the Lenders. Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, each Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
(c)    Each Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of such Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall such Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each Agent shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the grantors to all or any of the assets whether such defect or failure was known to such Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not. No Agent shall have responsibility for or liability with respect to monitoring compliance of any other party to the Loan Documents or any other document related hereto or thereto. No Agent has any duty to monitor the value or rating of any Collateral on an ongoing basis.
(d)    Notwithstanding anything in the Loan Documents to the contrary, each Agent shall have no responsibility for the preparation, filing or recording of any instrument, document or financing statement or for the perfection or maintenance of any security interest created hereunder.
(e)    In the event that, following a foreclosure in respect of any Mortgaged Property, any Agent acquires title to any portion of such Mortgaged Property or takes any managerial action of any kind in regard thereto in order to carry out any fiduciary or trust obligation for the benefit of another, which in such Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under the provisions of CERCLA or otherwise cause such Agent to incur liability under CERCLA or any other Federal, state or local law, the Agent reserves the right, instead of taking such action, to either resign as an Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver.
9.11    [Reserved].
9.12    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party or any of their Subsidiaries, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause 9.12(a)(iv) in the immediately preceding clause 9.12(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party or any of their Subsidiaries, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.13    Recovery of Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender or Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion

(whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.13 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the federal funds effective rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.13(b) or on whether or not an Erroneous Payment has been made.

(c)    Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)
(i)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments ) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)    Subject to Section 11.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x)

shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations or any portion thereof) under any Loan Document.
ARTICLE X
CONTINUING GUARANTY
10.01    Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed

Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other Applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
10.02    No Setoff or Deductions; Taxes; Payments. The Guarantors shall make all payments under the Loan Documents without setoff or counterclaim and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Laws. If any such deduction or withholding is required with respect to any amount payable by a Guarantor under the Loan Documents, the Guarantor will pay to the applicable Recipient any amounts owing pursuant to Section 3.01. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.
10.03    Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Collateral Agent and the Lenders in their sole discretion may determine (but subject to Section 8.03); and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but tor this provision, might operate as a discharge of such Guarantor.
10.04    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party, (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party, (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder, (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever and any defense based upon the doctrines of marshalling of assets or of election of remedies, (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties (other than a defense of payment or performance in full). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.
10.05    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
10.06    Subrogation, Contribution, Etc. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.
10.07    Termination: Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.07 shall survive termination of this Guaranty.
10.08    Subordination. The Guarantors hereby subordinate the payment of all obligations and indebtedness of the Borrower owing to the Guarantors, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantors as subrogee of the Secured Parties or resulting from the Guarantors’ performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If any Secured Party so requests, any such obligation or indebtedness of the Borrower to the Guarantors shall be enforced and performance received by the Guarantors as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.
10.09    Stay of Acceleration. If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.
10.10    Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured

Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
10.11    Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.
10.12    Right of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Laws; provided that such rights shall be subject to Section 10.06 hereof.
10.13    Keepwell. Each Loan Party that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.13 to constitute, and this Section 10.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE XI
MISCELLANEOUS
11.01    Amendments, Etc.
(a)    Subject to the last paragraph of this Section 11.01(a), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)    waive any condition set forth in Section 4.01, 4.02 or 4.03 or without the written consent of each Lender;
(ii)    [Reserved];

(iii)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.01, 4.02 or 4.03, or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(iv)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;
(v)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, (B) waive any mandatory prepayment under Section 2.05(c) or (C) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(vi)    change (A) Section 2.12(f), Section 2.13 or Section 8.03 in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder without the written consent of each Lender directly and adversely affected thereby; provided that the foregoing shall be inapplicable in connection with any financing described in the parenthetical in clause (2) of Section 11.01(a)(viii) (which shall be governed by in accordance with such clause (2) of Section 11.01(a)(viii)) or (B) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(c) or 2.06(c), respectively, in any manner that materially and adversely affects the Lenders under the Facility without the written consent of the Required Lenders or (C) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly and adversely affected thereby;
(vii)    change (A) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (B) of this Section 11.01(a)(vii)), without the written consent of each Lender or (B) the definitions of “Required Lenders” as it relates to the Facility (or the constituent definition therein relating to the Facility) without the written consent of each Lender under the Facility;
(viii)    (1) release all or substantially all of the Collateral in any transaction or series of related transactions (or terminate any Lien with respect thereto), except as expressly permitted in this Agreement (in which case such release may be made by the Administrative Agent acting alone) or (2) (x) subordinate, or have the effect of subordinating the Obligations hereunder to any other Indebtedness or (y) subordinate the Lien securing the Obligations to any other Indebtedness or permit any other Indebtedness to be secured by a Lien on the Collateral on a senior basis relative to the Liens on the Collateral securing the Obligations (in each case, other than any debtor-in-possession financing provided by the Lenders (or any of them), so long as all the Lenders are provided the opportunity to ratably participate in such debtor-in-possession financing), without the written consent of each Lender;
(ix)    release any of the Guarantors, without the written consent of each Lender, except to the extent the release of any Guarantor from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(x)    directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Facility differently from the rights of Lenders holding Commitments or Loans of any other Facility without the written consent of the applicable Required Facility Lenders; or
(xi)     prior to November 30, 2024, amend, waive or otherwise modify this Section 11.01(a)(xi), Section 11.06 or Section 11.16, without the prior written consent of AP Nebula Solar Holdings (DC), LLC, a Delaware limited liability company.

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (B) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b)    Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under the Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended and the maturity date of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (B) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under the Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein.
(c)    Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
(d)    Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
(e)    If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender affected thereby and that has been approved by the Required Lenders or Required Facility Lenders, as applicable, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).
(f)    Notwithstanding any provision herein to the contrary, the Administrative Agent and the Borrower may amend this Agreement to add covenants or other restrictive provisions to the extent required by the definition of “Permitted Refinancing Debt” or Section 7.01(f), (p) or (q) or Section 7.8.
11.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause 11.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or any other Loan Party or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and
(ii)    if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause 11.02(b) below shall be effective as provided in such clause 11.02(b).
(b)    Electronic Communications.
(i)    Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS, NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE. NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices. Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement.
(a)    No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lenders, the Administrative Agent and their respective Affiliates (including, but not limited to, (A) the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Lenders, the Administrative Agent and their respectivea Affiliates (but limited, in the case of fees, charges and disbursements of counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one primary counsel for the Administrative Agent and its Affiliates, taken as a whole, and (y) one primary counsel for the Lenders, taken as a whole, in the case of a conflict of interest (actual or perceived), one additional conflicts counsel for each group of similarly situated Persons, taken as a whole, and, to the extent necessary, one local counsel in each relevant jurisdiction and/or one special counsel in each relevant specialty) and (B) due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of counsel for the Administrative Agent or any Lender (but limited, in the case of fees, charges and disbursements of counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one primary counsel for the Administrative Agent and its Affiliates, taken as a whole, and (y) one primary counsel for the Lenders, taken as a whole, in the case of a conflict of interest (actual or perceived), one additional conflicts counsel for each group of similarly situated Persons, taken as a whole and, to the extent necessary, one local counsel in each relevant jurisdiction and/or one special counsel in each relevant specialty)), in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (y) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of fees, charges and disbursements of counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, in the case of a conflict of interest (actual or perceived), one additional conflicts counsel for each group of similarly situated Indemnitees, taken as a whole, and, to the extent necessary, one local counsel in each relevant jurisdiction and/or one special counsel in each relevant specialty), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related to a Loan Party or any of its Subsidiaries (including as relating to any property currently or formerly owned, leased or operated by a Loan Party or any of its Subsidiaries), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by or against a third party or by or against the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim not involving an act or omission of a Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent in its capacity as such). Without limiting the provisions of Section 3.01, this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clauses 11.04(a) or 11.04(b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against the Administrative Agent (and any sub-agent thereof) and any Lender, and any Related Party of any of the foregoing Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. None of the Administrative Agent (and any sub-agent thereof) and the Lenders, and the Related Party of any of the foregoing Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after written demand therefor.
(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate, in the applicable course of such recovery or payment, from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agen, each Lender, and prior to November 30, 2024, AP Nebula Solar Holdings (DC), LLC, a Delaware limited liability company, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d), AP Nebula Solar Holdings (DC), LLC, a Delaware limited liability company, to the extent provided in Section 11.16 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. From and after November 30, 2024, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments) and the Loans at the time owing to it; provided that (in each case with respect to the Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and/or the Loans at the time owing to it (in each case with respect to the Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause 11.06(b)(i)(B) of this Section 11.06 in the aggregate or in the case of tin assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause 11.06(b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”, shall not be less than $1,000,000, in the case of any assignment in respect of the Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause 11.06(b)(i)(B) of this Section 11.06 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment, provided, that the consent of the Borrower shall not be required in connection with an assignment to a non- Competitor if (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof: and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any of its Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 11.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.
(d)    Participations.

(i)    From and after November 30, 2024, any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

(ii)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) shall be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended, successor or final version thereof). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. From and after November 30, 2024, any Lender may pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 11.06 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (ix) with the consent of the Borrower or to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (xi) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (xii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
(b)    Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.
(c)    Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law (including required filings with the SEC) and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(d)    Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logos and/or trademarks of the Loan Parties.
11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have under Applicable Law. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum

Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders.
(a)    if the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b):
(ii)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent,
(b)    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.
(d)    Notwithstanding anything in this Section 11.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16    Acknowledgement Regarding Third Party Beneficiary. Each of the parties hereto acknowledges and agrees that AP Nebula Solar Holdings (DC), LLC, a Delaware limited liability company, is an express third party beneficiary, with right of enforcement, of the restrictions on assignment and transfer set forth in Section 11.06 and the restriction on amendments or modifications set forth in Section 11.01(a)(xi), and shall be entitled to legal and equitable remedies in the event of any breach of the terms thereof.
11.17    [Reserved].
11.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor any Lender nor any of their respective Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
11.19    Electronic Execution; Electronic Records; Counterparts.
(a)    This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same

Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any other Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 DSC §7006, as it may be amended from time to time.
(b)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(c)    Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.20    USA Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations (including any Beneficial Ownership Certification) under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
11.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document: or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
11.23    Intercreditor Agreement. Each Lender hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement as if it was a signatory thereto and (b) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as “Second Lien Agent” (as defined thereunder) and on behalf of such Lender and hereby acknowledges and agrees to be bound by the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.
11.24    Existing First Lien Revolving Lender Acknowledgement. Upon the satisfaction of the Tranche 1 Conditions Precedent, the exchanges and incurrences of Tranche 1 Term Loans on the Closing Date as set forth in Section 2.01(a), and notwithstanding anything to the contrary contained in the First Lien Credit Agreement, the Borrower’s obligations in respect of the Existing First Lien Revolving Loan Obligations of each Existing First Lien Revolving Lender shall be deemed to have been satisfied. It is acknowledged and agreed that notwithstanding anything to the contrary contained in the First Lien Credit Agreement, each Existing First Lien Revolving Lender has agreed to accept, as satisfaction in full of its right to receive payment in cash of the Existing First Lien Revolving Loans under the Existing First Lien Credit Agreement, the right to receive Exchanged Loans in accordance herewith (and for no additional consideration). The Borrower and each Existing First Lien Revolving Lender further acknowledge and agree that upon the occurrence of the Closing Date and (i) the First Lien Administrative Agent marking on the First Lien Register (as defined in Cashless Settlement Letter) that such Existing First Lien Revolving Lender’s Existing First Lien Revolving Loan Obligations are no longer outstanding and (ii) the Administrative Agent marking the Register to reflect the Tranche 1 Lender’s Exchanged Loans, then such Existing First Lien Revolving Lender shall become a “Tranche 1 Lender” and “Lender” under this Agreement and the other Loan Documents.
11.25    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law will not exceed the Highest Lawful Rate. If the rate of interest under this Agreement (determined without regard to the preceding sentence) at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder will bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if the Loans made hereunder are repaid in full, the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower will pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the stated rates of interest set forth in this Agreement had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess will be cancelled automatically and, if previously paid, will at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BORROWER:
SUNPOWER CORPORATION
By: /s/ Elizabeth Eby
Name: Elizabeth Eby
Title: Executive Vice President, Chief Financial Officer and Authorized Officer
SUBSIDIARY GUARANTORS:
SUNPOWER CORPORATION, SYSTEMS
SUNPOWER NORTH AMERICA, LLC
SUNPOWER HOLDCO, LLC
SUNPOWER CAPITAL, LLC
SUNPOWER CAPITAL SERVICES, LLC
FALCON ACQUISITION HOLDCO, INC.
BLUE RAVEN SOLAR HOLDINGS, LLC
BLUE RAVEN SOLAR, LLC
BRS FIELD OPS, LLC

By: /s/ Elizabeth Eby
Name: Elizabeth Eby
Title: Authorized Officer

[Signature Page to Second Lien Credit Agreement]

GLAS USA LLC
as Administrative Agent
By: /s/ Vairon Inamagua
Name: Vairon Inamagua
Title: Assistant Vice President

GLAS AMERICAS LLC
as Collateral Agent
By: /s/ Vairon Inamagua
Name: Vairon Inamagua
Title: Assistant Vice President

SOL HOLDING, LLC
as a Tranche 1 Lender and Tranche 2 Lender
By: /s/ Emmanuel Barrois
Name: Emmanuel Barrois
Title: Manager

[Signature Page to Second Lien Credit Agreement]

GLAS AMERICAS LLC
as Collateral Agent
By: /s/ Vairon Inamagua
Name: Vairon Inamagua
Title: Assistant Vice President

[Signature Page to Second Lien Credit Agreement]

SOL HOLDING, LLC
as a Tranche 1 Lender and Tranche 2 Lender
By: /s/ Emmanuel Barrois
Name: Emmanuel Barrois
Title: Manager
[Signature Page to Second Lien Credit Agreement]